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                                                                 EXHIBIT 99(i)



UNITED STATES DISTRICT COURT
CENTRAL DISTRICT OF CALIFORNIA

LITTON SYSTEMS, INC.               )
                                   )
               Plaintiff,          )         CASE NOS. CV 90-93 MRP
                                   )                   CV 90-4823 MRP
          v.                       )
                                   )
HONEYWELL INC., a Delaware         )         MEMORANDUM OF DECISION
corporation,                       )
                                   )
               Defendant.          )
                                   )
- -----------------------------------

    Litton Systems, Inc. ("Litton") sued Honeywell Inc. ("Honeywell") for Honeywell's infringement of Litton's reissue patent number 32,849 ("the '849 reissue") which claims a method for fabricating multi-layer optical films. After trial of the issues of validity and infringement, the jury found the patent to be both valid and infringed and awarded Litton $1.2 billion in damages.(1) The issue of Litton's inequitable conduct with respect to the '849 reissue was tried to the Court at the conclusion of the evidence on the issues tried to the

____________________

    1     The jury also found for Litton on its claims for intentional interference with contractual relations and intentional interference with prospective economic advantage and assessed the damages on each of those claims at $1.2 billion.


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jury, and then submitted for decision.  Following the jury's verdict, Honeywell moved for judgment as a matter of law on all issues and for a new trial.

                                       I.

                                      FACTS

A.   DEVELOPMENT OF THE CLAIMED INVENTION

     Litton and Honeywell are the primary manufacturers of inertial navigation systems for commercial aircraft in the United States. In recent years, one of the key components of those systems has been the ring laser gyroscope--a device which uses a laser to detect inertial rotation. A ring laser gyroscope operates by directing two laser beams from the same point, one clockwise and the other counterclockwise around a cavity by means of a series of mirrors. The device is equipped with a photo-detector which monitors the behavior of the beams.
Because the beams start from the same location and travel at the same velocity, if the device is not rotating through inertial space, the beams will be reflected around the ring(2) to the starting point at exactly the same time. However, if the device is rotating in inertial space, one of the light beams reaches the photodetector earlier than the other. The difference in arrival time of the two beams can be measured as a change in frequency and, in turn, provides a precise measurement of the rotation of the device. From this measurement, combined with the measurement of an accelerometer, a navigation system can be designed to plot the motion of an aircraft. By using gyroscopes coupled with accelerometers on
____________________

     2    Although the word "ring" may imply that the cavity within which the beams travel is circular, Honeywell's ring laser gyroscopes direct the beams around a triangular cavity and Litton's around a rectangular cavity.

                                        2

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three separate axes, a navigation system can determine the exact location and heading of the aircraft on which it is placed.

     The functioning of a ring laser gyroscope is essentially dependent upon the quality of the mirrors used to direct the laser beams. To function in a ring laser gyroscope, a mirror must be approximately 99.99% reflective. In comparison, an ordinary bathroom mirror is only about 90% reflective.

     These highly reflective mirrors are manufactured by depositing thin films of alternating layers of high and low index of refraction material on a substrate. Each layer has a thickness of approximately one quarter of a wave length of the light desired to be reflected ("quarter wave layers"). Accordingly, very thin layers, in the range of about one hundred atoms thick, are required for the mirror to function properly. The parties do not dispute that this alternating high and low refractivity quarter wave stack construction was well known in the optical art before the date of the filing of the application for the original patent ("the '958 patent"). The '849 reissue itself notes that quarter wave stacks and their design are explained in detail in the Military Standardization Handbook entitled "Optical Design," which was published in 1962.

     During the early 1970s, the standard method for constructing high-quality mirrors was by electron beam evaporation deposition. Electron beam evaporation deposition operates by aiming a beam of electrons at a target material in a vacuum chamber which causes the target material to heat until it evaporates. Some of the evaporated material then collects in a layer on the substrate. By alternating targets with a high and low index of refraction, a mirror can be

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created on the substrate.  Electron beam evaporation deposition is a thermal process which takes place at very high temperatures.

     The electron beam method produces a mirror, but the method generally has some disadvantages. The high temperature required for the process to be performed can lead to crystallization and can also cause micro-explosions when the electrons hit impurities or air pockets in the target material, thus transferring impurities to the substrate. Likewise, the electron evaporation technique tends to leave voids between the molecules of the mirror material deposited on the substrate. Also, electron beam evaporation deposition is not an atom-by-atom process and globs of target material can therefore be transferred from the target to the substrate resulting in surface roughness.

     Such voids, impurities, crystallization and surface roughness can result in two problems with the operation of the ring laser gyroscope. First, the mirror can become absorptive of the laser light causing decreased beam intensity within the gyroscope. Second, impurities and surface roughness can increase a phenomenon known as "back-scatter" in which the beam is not reflected perfectly by the mirror and a portion of the beam turns backwards and combines with the other beam, thereby altering the readings of the measurement device attached to the gyroscope. Therefore, the more amorphous(3) a mirror layer is and the fewer impurities it contains the better it will function as a ring laser gyroscope mirror.

     There is no dispute that the problems with electron beam evaporation deposition were well known in the coating art in the early
____________________

     3    In this context, an amorphous coating is a coating in which only very small crystals, (less than 150 angstroms) are present.

                                        4

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1970s.  Likewise, there is no dispute that it was well known that a more amorphous, less crystalline film, with less surface roughness or impurities would produce a better laser mirror. For example, Thomas Hutchings ("Hutchings"), the head of Litton's mirror program, testified at his deposition that it was obvious to him in 1974 or 1975 that an atom-by-atom deposition technique would yield a better optical film. However, in 1974, films produced by the less expensive electron beam evaporation technique were thought to be good enough for commercial needs. Indeed, when Honeywell was awarded its contract to supply The Boeing Company ("Boeing") with ring laser gyroscope inertial guidance systems in 1977, the gyroscopes in those systems employed electron beam mirrors.

     Mirrors had also been formed by a method known as radio frequency ("RF") sputtering.(4) RF sputtering employs two plates with argon gas between them. A substrate to be coated is mounted on one plate and a target is mounted on the other. Then an RF discharge between the plates ionizes the gas atoms and causes then to move back and forth between the plates, striking off molecules from the target and depositing them on the substrate. RF sputtering evidences problems with crystallization, surface roughness, and contamination of the substrate by the ionized gas atoms. During the early 1970s, substantial work with respect to RF sputtering was done at a facility known as the Battelle Institute ("Battelle"). Litton investigated the use of the Battelle RF sputtering method to make its ring laser

____________________


     4    This process is not to be confused with the Honeywell radio frequency process which is claimed to infringe the '849 reissue patent.

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gyroscope mirrors in the early 1970s, but ultimately rejected the method in favor of ion beam sputter deposition.

     Litton claims that Honeywell infringed the '849 reissue which claims a method of making mirrors by the ion beam sputter method of deposition. Ion beam sputter deposition operates by projecting a beam of ions through a vacuum to strike a target composed of the material to be deposited. When the ions strike the target, they act like microscopic cue balls, displacing individual atoms or molecules which fly off, or "sputter" from the target. The substrate to be coated is placed in the path of the displaced target atoms and some of the displaced atoms and molecules strike the substrate and adhere to it. In this way a thin coat of target material builds up on the substrate. Ion beam sputter deposition has several advantages over both electron beam evaporation and RF deposition. First, because ion beam sputter deposition is a process which is carried on at a relatively low temperature, it allows films to be deposited on temperature sensitive materials. Also, ion beam deposition tends to produce more amorphous film with fewer impurities. Although both of these qualities provide substantial benefits in the manufacture of high quality laser mirrors, the ion beam sputter deposition technique is decidedly more expensive and slower than electron beam evaporation or RF sputtering.

     Although substantial work had been done in the ion beam sputter field as early as the 1960s, both Litton and Honeywell continued to coat their mirrors by the electron beam evaporation method until the mid-1970s. However, in about 1974, Litton began to experience early failure of its electron beam evaporation coated mirrors, and it started an investigation of other methods of coating mirrors. Around that time, Litton hired David Wei ("Wei"), who had previously been

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involved with using ion beams to manufacture optical devices, and placed him in charge of improving Litton's mirrors.

     Wei reported to Hutchings, who was then the head of Litton's ring laser gyroscope development team. Wei examined a number of different alternatives to electron beam evaporation deposition, including RF deposition, chemical evaporation deposition, and ion beam sputter deposition. As evidenced by a series of internal Litton memoranda, Wei quickly came to the conclusion that ion beam deposition would result in a better mirror. For example, Wei wrote in a 1975 memorandum to Hutchings that his conclusion was supported by substantial work at Bell Telephone Laboratories.

          About five years ago, several research groups in Bell Telephone Laboratories released some exciting information. A well tailored beam of ions has the capability to take off material with such high precision that the machine was given the name "ion mill" or "ion lathe". The other R & D laboratories quickly followed suit. Soon after, the milled-off material was found capable of depositing on a substrate with a higher uniformity and a higher speed than conventional sputtering. Moreover, the purity of the deposit turned out to be much higher than the source, thus the process can be used for chemical refinement. Today Bell Labs at Murray Hill alone has about sixty ion beam machines experimenting various thin film and miniatured gadgetry applications. The Bell Labs at other locations is suspected to have just as many ion beam machines. THE APPLICATIONS IN OPTICAL THIN FILMS HAVE BEEN ESPECIALLY REWARDING. Because of its versatility, ion beam patent disclosures are said to be filed as much as fifty a month by Bell Labs.

(Defendant's Exhibit 5236) (emphasis added). Wei's memorandum goes on to conclude that the "[i]on beam machine has been given the highest emphasis since my arrival at Litton BECAUSE OF ITS MATURITY IN THE R & D field and also because of its reputation for novel applications by researcher [sic] in optical thin films." ID. (emphasis added.)


     In response to Wei's memoranda, Hutchings sent Wei to various commercial vendors of ion beam sputter deposition equipment in an

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attempt to produce mirrors using the vendors' equipment.  Wei went to
Commonwealth Scientific Corporation ("Commonwealth"), Veeco Instruments, Inc. ("Veeco"), Technics Inc. ("Technics"), and Ion Tech, Inc. ("Ion Tech"). Wei asked each of the vendors to deposit optical thin films for him using the vendor's commercial equipment.

     Wei testified at trial that the use of ion beam deposition to make ring laser gyroscope mirrors first occurred to him in October 1974 after he received a paper which was given at the American Vacuum Society Convention in Anaheim, California. According to Wei, this paper discussed the application of ion beam technology for the manufacture of microelectronics. In particular, the paper discussed the use of an ion source which Wei said was known as a Kaufman-type ion source which emitted a broad ion beam.

     Veeco and Technics, both commercial vendors of ion beam sputter deposition equipment that used Kaufman type ion sources, had exhibition booths at the Anaheim convention. Wei talked to a representative of Veeco named Don Murphy and arranged to have Veeco deposit some sample coatings. In the next month, Veeco provided Wei with two sample glass slides coated with a single layer of titanium dioxide, but the result was opaque,(5) and Wei was dissatisfied with it. Nonetheless, Wei sent two Litton mirror substrates to Dr. W. Laznovsky ("Laznovsky") at Veeco to be coated. Wei testified that Veeco never returned the coated substrates.

     At the convention in Anaheim, Wei also talked to Frank Bazzarre ("Bazzarre") of Technics. At Wei's request, Technics deposited cerium oxide on a slide. Wei did not give Technics any instructions as to
____________________

     5    Wei's notebook reports however, that the Veeco samples became transparent after baking.

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how to deposit the layer on the slide other than to specify that cerium oxide was to be used. Technics returned the sample in the spring of 1975 and Wei's notes indicate that the sample was highly amorphous but showed a brownish color indicating contamination. After receiving the sample from Technics, Wei traveled to Technics' offices in Alexandria, Virginia. While there, Wei used Technics' equipment to deposit multiple layer films with a high index material of cerium oxide and a low index material of Corning 7059 glass. Although Wei did the actual deposition work, Technics provided the equipment and instruction for its use. Bazzarre demonstrated to Wei the method he had used to make the cerium oxide sample and Wei used that method to deposit the films he made at Technics. Over five days, Wei deposited two mirrors using alternating layers of high and low index of refraction materials. Wei was able to use the equipment easily by referring to an operation manual and he did not need to modify the Technics equipment to produce the mirrors.(6)


     The mirrors showed very low scatter but were not satisfactory because Wei had not yet determined the proper timing to deposit the layers in a quarter wave thickness. Also, the mirrors had some problems with absorption which Wei attributed to material sputtered from the shutter and walls of Technics' vacuum chamber. Despite the problems evidenced in the mirrors, it is not disputed that Wei succeeded in producing an ion beam deposited mirror in only five days.

____________________

    6     Wei testified that while he was at Technics, an individual named
Castellano from Bell Telephone Laboratories visited Technics and instructed Wei on the best angle to maintain between the target and the beam for purposes of deposition. Castellano also sent Wei an article that disclosed the use of a Kaufman-type ion beam source for thin film deposition.

                                        9

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    In September 1975, Wei also went to Ion Tech, the company with which Dr.
Harold Kaufman ("Kaufman"), the inventor of the Kaufman ion source, was associated. Ion Tech provided Wei with a slide coated with tantalum which turned out to have good optical qualities. Wei later traveled to Ion Tech's offices in Colorado where Dr. Paul Reader ("Reader") coated a layer of Corning 7059 glass on Corning 7059 glass. Wei also asked Commonwealth to deposit some glass on glass samples.

    Finally, after visiting all of the vendors, and either having the vendors deposit coating for him or depositing coatings himself using the vendor's equipment and instructions, Wei set up an ion beam sputter deposition chamber at Litton. Wei bought the ion beam gun from Ion Tech and bought a variety of vacuum equipment on the recommendation of Paul Schmidt of Bell Laboratories.

    In September of 1976, Wei filed an invention disclosure with Litton's patent attorneys. In the disclosure, Wei claimed a process for making dielectric mirrors with four features: (1) use of ion beam sputtering as the mirror coating method; (2) use of tantalum pentoxide as the high refractive index material; (3) use of Corning 7059 glass as the low refractive index material; and (4) "special design of oxygen leak finger for oxidation during the coating process." In the application for the '958 patent which was later filed, none of these features were claimed to be novel.

    In late 1976, Wei left Litton to work for Xerox Corporation. Not long before Wei's departure, Litton hired Anthony Louderback ("Louderback"), and Louderback assumed Wei's duties after Wei left. At trial, Louderback described his role as one of taking Wei's apparatus and refining it to make it usable in a production mode. He testified that during the period between his arrival at Litton and the

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filing of the patent application on the process, he and others at Litton adjusted the target/substrate/ion gun geometry, and developed flow and pressure parameters, a monitoring system for determining the thickness of the deposited layers, and some associated gas flow hardware. He also testified that during this time, a switch was made from tantalum pentoxide to titanium dioxide as the high index of refraction material.

    Louderback remained at Litton until 1981. He was employed by Litton at the time of the prosecution of the original patent. However, he had already left Litton to form his own mirror coating business by the time Litton applied for the '849 reissue.


B.  THE ORIGINAL PATENT AND ITS PROSECUTION HISTORY

    Litton filed its original patent application for the claimed invention on April 13, 1978. Wei and Louderback were designated as the inventors, and Litton was the assignee. The patent attorneys appointed to prosecute the original application were Warren C. Porter ("Porter"), Harold E. Gillmann ("Gillmann"), Walter R. Thiel, and Alfred R Levine. Initially, Porter was responsible for the prosecution of the patent. As part of the application, Litton submitted no prior art, referring the examiner only to the Military Standardization Handbook's explanation of quarter wave stacks and to Litton's own general discussion of electron beam and RF deposition techniques. The application contained ten claims, only one of which, claim 1, was an independent claim. Claim 1 claimed:

    A method of fabricating multiple layer optical films comprising:
          bombarding targets obliquely WITH AN ION BEAM to deposit optical film layers on a base whereby molecules of the target materials are sputtered onto the base being coated with said film;

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          performing the deposition of the optical layers inside of a vacuum chamber;
          controlling the atmosphere inside of the vacuum chamber to provide sufficient gas to sustain the ion beam and the proper amount of oxygen to accomplish proper stoichiometry of the thin films;
          depositing multiple layers of different materials on the base by varying the targets being bombarded by the ion beam.

(Exhibit 5593 at 20) (emphasis added).

    On August 9, 1978, the examiner rejected all ten of the claims in the original application as obvious in light of three prior art patents and one article, all of which had been found by the examiner. In response to the examiner's rejection, Litton amended its original claim one to include original claim two which claimed "continuously rotating said base during the deposition of said optical layers."(7) Litton's response was signed by its attorney, Ernest L. Brown ("Brown"). Brown was at that time new to the application and his amendment was accompanied by a power of attorney appointment notice signed by Gillmann.

    Brown argued that, "[i]nasmuch as none of the cited patents teaches nor shows the continuously rotating of the base during the deposition of multiple optical layers as claimed in applicants' amended claim 1 and claims dependent therefrom, Claims l and 3 through 10 are now believed in condition for allowance. . . ." (Exhibit 5593 at 34).  The examiner accepted Brown's argument and allowed the patent subject to one textual change and a change in the drawing. He stated:

    While rotation of the substrate in sputtering processes is known in the prior art, it generally is applied when a mixed coating is to be formed via sputtering simultaneously from two sources of different materials in order to prevent localized deposition and to provide a homogeneous mixture.
____________________

    7     This was not an element of Wei's original invention disclosure.

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    Generally, rotation of the substrate is not indicated when sputtering from a single target. Accordingly, the presence of such limitation in independent claim 1 is considered to be unobvious.

(Exhibit 5593 at 38).  The patent issued on March 6, 1979 ("the '958 patent").

    The examiner was incorrect about the novelty of rotation.(8) In fact numerous then existing prior art sources disclosed during the '849 reissue proceedings and in this litigation show rotation of the substrate to obtain a uniform coating in a process that includes only one sputtering source.
Moreover, both Wei and Louderback testified at trial that they knew at the time of the application for the '958 patent that rotation of the substrate was old in the art. Likewise, Hutchings testified that he knew that rotation was old in the art in 1978.

C.  THE PERIOD BETWEEN THE ORIGINAL PATENT AND THE REISSUE.

    1.    Louderback and Ojai Research

     In 1981, approximately two years after the '958 patent issued, Louderback left Litton to form his own optical coating company, Ojai Research, Inc. ("Ojai Research"). At that time, Litton licensed Louderback to use the process claimed by the '958 patent so long as he did not coat mirrors for ring laser gyroscopes or for use with high powered lasers for anyone else but Litton. After some initial difficulty, Louderback built two ion beam coating chambers at Ojai Research. One was built according to Litton's design and contained some parts originally purchased by Litton for use with its own chambers.

____________________

    8     The examiner later reached that conclusion himself during the '849 reissue proceedings. (Exhibit 5594 at 75.)

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    The other chamber Louderback built was constructed differently.  The most important difference was that this chamber was equipped with a sliding target mechanism that permitted the deposition of gradient index films.(9) Litton's films have a sharp distinction between the high and low index layers and there is virtually no overlap between the two. Films made on Louderback's second apparatus, rather than distinctly switching between the high and low index layers, gradually shift between the layers and have an area that includes a mixture of high and low index material. Films with this area of mixture between the layers are known as gradient index films because the transition between the materials is gradual rather than sharp. Louderback's apparatus achieved the deposition of gradient index films by sliding a target holder which has the high index target on one side and the low index target on the other so that for a time a portion of both targets was in the beam. Additionally, when using the gradient index process, Louderback never deposited a pure layer of the high index material but always doped that material with a small percentage of the low index material. The mixed layer, or graded interface was approximately ten percent of the thickness of the layers.

    Louderback eventually began to sell ring laser gyroscope mirrors to a number of large companies, including Honeywell, using his gradient index process. Louderback did not believe this process to be either infringing or in violation of his license from Litton. Honeywell's first purchase of Louderback's mirrors was in 1984.



____________________

    9     There were other distinctions as well, such as the replacement of the metal seals used on Litton's vacuum equipment with rubber seals.

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    2.    Honeywell's Capture of the Inertial Navigation Market and Litton's
          Response.

          Prior to the development of the ring laser gyroscope, aircraft navigation systems were constructed using mechanical gyroscopes. During the mechanical gyroscope period, Litton had a significant share of the commercial airline inertial navigation market. However, when the technology shifted to the ring laser gyroscope, Honeywell captured the major share of the commercial market. Honeywell was awarded the contract to supply ring laser gyroscope inertial navigation systems to Boeing in 1977. Since that time Honeywell has entered into contracts to provide inertial navigation systems to Boeing for the 737-300, 757, 767, and 747-400; Airbus for the A-320, A-330, and A-340;
McDonnell Douglas for the MD-80 and MD-11; British Aerospace for the BAe 125-1000; Gulfstream for the G-IV; Canadair for the Challenger 601-3A; and Daussault for the Falcon 900. At the time of the initial contract with Boeing in 1977, and for several years thereafter, Honeywell's ring laser gyroscopes used electron beam deposited mirrors.

    In 1983 or 1984 Boeing began experiencing early failure problems with the Honeywell systems. Honeywell examined the failed systems and determined that at least some of the failures were caused by degradation of the mirrors in the ring laser gyroscopes. However, the parties dispute whether Honeywell was experiencing a major problem with the performance of the gyroscopes. Litton points to particular Honeywell internal documents that evidence a tone of serious concern with regard to mirror problems. Honeywell responds with data showing that their gyroscopes using electron beam deposited mirrors outperformed Litton's systems using ion beam deposited mirrors.

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    In any case, in 1985, Honeywell began using ion beam deposited mirrors.  As stated, Honeywell ordered its first mirrors from Louderback's company, Ojai Research. Later, Honeywell continued to purchase mirrors from Ojai Research, as well as from Louderback's other company, General Optics, Inc. Honeywell also began to produce its own ion beam sputtered mirrors.

    Litton never attempted to enforce the '958 patent, although it knew, as early as June of 1986, that Honeywell and others were using ion beam processes to manufacture ring laser gyroscope mirrors. Moreover, Litton did not assert the '958 patent against Sunstrand Corporation ("Sunstrand") or Allied Signal Corporation although it sued both for infringement of other ring laser gyroscope patents in 1983.(10)

D.  THE REISSUE PATENT AND ITS PROSECUTION HISTORY

     On July 2, 1985, during the litigation with Sunstrand, Litton applied to have the '958 patent reissued. Litton's application sought a narrowing reissue that added the limitation of original claim two to
____________________

     10   LITTON SYSTEMS, INC. V. SUNSTRAND, ET AL., No. CV 83-8420 SVW (C.D.
Cal. 1983), OP. DENYING LITTON'S MOTION FOR PRELIMINARY INJUNCTION, 750 F.2d 952 (Fed. Cir. 1984). In SUNSTRAND, Litton asserted ring laser gyroscope patents including a claim for a mechanical mirror mount, a spring for use with a ring laser gyroscope dither mechanism and a dithered rectangular ring laser gyroscope mechanism. The SUNSTRAND case also included allegations arising out of the departure of a group of Litton employees to form a company called Optec, which later was acquired by Sunstrand. Included among the trade secret allegations were claims that the defendants had stolen trade secret information regarding Litton's coating chamber and mirror coating process including "a memorandum dated February 11, 1981, entitled 'Mirror Coating Process' by Anthony Louderback." [SUNSTRAND, Fourth Amended Complaint, October 15, 1986, at p. 26.] Allied-Signal agreed to buy ring laser gyroscope technology from Sunstrand after its purchase of Optec. Although Litton's trade secret claims against Sunstrand and Allied-Signal included secrets related to the use of the mirror coating technology claimed by the '958 patent, Litton did not assert infringement of the patent as a ground for relief.

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the reissue's claim one.  The limitation in question was that "said multiple layer optical films [comprise] optical layers having different indices of refraction." Litton stated in the reissue declaration that it had claimed more than it had a right to claim in the '958 patent in light of twenty-two prior art references, although it did not specify what the excess it had claimed was.(11)

     Litton stated that it first learned of the impact of the cited prior art in August 1984 upon completion of a review of these references by Litton's outside counsel. However, the evidence is uncontroverted that nineteen of the references(l2) were brought to Litton's attention substantially earlier in the course of the prosecutions of foreign patent applications. Litton's counsel for the reissue proceedings was Patrick Bright ("Bright") of Kendrick, Netter, & Bennett, and he is the outside counsel who is said to have first discovered the significance of the twenty-two references and recommended to Litton that it seek reissue.

     On August 30, 1985, approximately two months after it filed the reissue application, Litton filed a patentability report that cited eighty-two pieces of prior art without distinguishing which art was more or less material to the claims made in the reissue application. For each of the eighty-two references, Litton provided the examiner with a one or two sentence statement as to why the reference did not teach Litton's invention. Included in the patentability report were references to four pages of Veeco's 1977 product catalog and to a 1978 Commonwealth catalog. These companies were among the vendors that Wei

____________________

     11   The reissue declaration was signed on behalf of Litton by J.
Nathanson, a Litton vice president of finance.

     12   Foreign patents, an article, an abstract and a catalog.

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had visited while he was researching ion beam deposited mirrors.  Regarding those catalogs, the patentability report stated:

     Applicants had seen catalogs similar to these before original U. S. Patent 4,142,958 issued, but inadvertently did not cite them. They appear to be only of incidental interest because the references considered by the U. S. Patent and Trademark office before the '958 patent issued are far more material.

(Exhibit 5594 at 41). The 1977 and 1978 catalogs referred to both reveal rotation of the substrate. Likewise, earlier Veeco and Commonwealth catalogs that Litton did not furnish the examiner in the reissue proceeding reveal substrate rotation. The claimed novelty of substrate rotation, of course, was the argument that convinced the examiner to issue the '958 patent.

     On October 21, 1985, Sunstrand filed a Protest Under 37 C.F.R. Section
1.291 to Litton's reissue application. In its protest, Sunstrand pointed out that Litton had failed to specify the excess in the claims distinctly as required by 37 C.F.R. Section 1.175(a)(3). Additionally, the Sunstrand protest cited the examiner to an important 1975 article, entitled "Advances in Low Energy Ion Beam Technology" by W. Laznovsky ("the Laznovsky article"), that Litton had failed to include in its list of references. The Sunstrand protest also highlighted for the examiner several references that Sunstrand felt had been misrepresented or incompletely cited by Litton. Among those references were French Patent 1,422,539, for which Litton provided an incomplete translation, and a complete version of the 1977 Veeco catalog. Sunstrand pointed out that although Litton had included pages 76-77 and 80-81 of the Veeco catalog in its patentability report, it had omitted pages 78 and 79. Importantly, the omitted pages cite to the Laznovsky article which Litton had failed to bring to the examiner's attention.

     On December 9, 1985, the examiner rejected all fourteen remaining claims as obvious in light of five prior art patents and three articles. The Laznovsky article which had been brought to the examiner's attention by Sunstrand was among the group cited by the examiner, as was French Patent Publication 2,129,996 (U.S. equivalent Patent 3,925,187) ("the Bernard patent").

     The reasons given by the examiner for his conclusion that the method was obvious were (1) that laser mirrors comprising quarter wave stacks of layers of materials of different indices of refraction were old; (2) Laznovsky teaches the addition of oxygen to the vacuum chamber when depositing oxidic targets; and (3) Bernard teaches that multiple layer coatings comprising different materials sputtered from different targets may be formed by ion beam sputtering. The examiner also specifically reconsidered and rejected his earlier finding regarding the novelty of substrate rotation in light of Laznovsky.

     The examiner also rejected the claims because the reissue declaration failed to specify the excess in the claims in relation to each of the prior art references or to point out how the amended claims sought to patentably distinguish over each reference. Additionally, the examiner determined that the reissue declaration failed to specify how the alleged errors occurred and how the "inventors themselves" became aware of the errors, as well as the prior art. The examiner also rejected claims 11 and 14-15 of the application under 35 U.S.C. Section 112(l) because the specification was not enabling for those claims.

      Bright then had a telephone interview with the examiner, the content of which is not detailed in the prosecution history, and likewise could not be specifically ascertained at trial.(13) After the telephone interview, Litton submitted a supplemental declaration which stated that Litton had become aware of the prior art as a result of a consultation between Louderback and Litton's outside counsel, but that Wei had refused to participate.

     This supplemental declaration filed by Litton responded to the examiner's obviousness rejection by arguing that neither the Bernard patent nor the Laznovsky article disclosed the atmosphere controlling step or any method for making optical films with alternating layers of materials with different indices of refraction. The declaration then distinguished the remainder of the prior art on the ground that it either did not disclose an ion beam deposition process, did not disclose the atmosphere controlling step or did not explicitly provide for alternating layers of optical film of different indices of refraction. Litton's declaration also distinguished the Bernard patent from the claimed invention on the ground that Bernard utilized a duoplasmatron ion beam source and the claimed invention utilized a Kaufman-type ion beam source. (14)

     Litton also submitted a declaration drafted by Bright for Louderback. The Louderback declaration repeated the substance of the Litton declaration, but emphasized the ion beam source distinction between the Bernard patent and the claimed invention. At this same

____________________

     13   At trial, Bright testified that he could not remember the content of the conversation and that he had no documents or notes regarding it.

     14   Laznovsky also discloses the use of a Kaufman type source.

time, Hutchings also submitted a declaration which emphasized the importance of the secondary considerations of long felt need and commercial success citing to ENVIRONMENTAL DESIGNS, LTD. V. UNION OIL OF CAL., 713 F.2d 693, 697, 218 U.S.P.Q. 865, 869 (Fed. Cir. 1983).

     In addition to the new declarations, Litton submitted an amendment cancelling claims 11, 14, and 15 and adding new claims 16-29 which were based on the specification of the patent. Along with that amendment, Litton made a series of arguments against the examiner's obviousness rejection, emphasizing the atmosphere controlling step, THE USE OF A KAUFMAN-TYPE ION BEAM SOURCE, and the creation of multiple layer optical films, as well as the secondary considerations involved.

     In response to Litton's amendment, the examiner issued a final rejection of all of Litton's claims on July 3, 1986. The examiner rejected the supplemental reissue declaration because it again failed to specify the errors in the '958 patent that Litton claimed as the basis for seeking reissue. In particular, the examiner rejected the declaration because it did not state whether the original claim was invalid under 35 U.S.C. Section 102 or 103 or both in view of the cited prior art references. The examiner rejected Litton's new claims 17 and 18 and 25 to 29 on grounds of indefiniteness due to Litton's use of the word "substantially".

     Most importantly, the examiner again rejected Litton's claims as obvious in light of Bernard and Laznovsky and rejected all of Litton's new claims on that ground as well. The examiner responded to Litton's arguments against obviousness by pointing out that Litton's arguments attacked the references individually, while the obviousness inquiry is directed to what the references collectively suggest to one possessing skill in the art. The examiner stated:

     In this instance the invention can be made merely by applying knowledge clearly present in the prior art (IN RE SERNAKER, 217 U.S.P.Q. 1), because as pointed out previously the prior art of record taught the following to the art:

     (1) The prior art cited by applicants and mentioned in the "Background of the Invention" section of the original patent amply establishes that laser mirrors comprising quarter wave stacks of layers of materials of different refractive indices materials were known prior to the instant invention.

     (2) Laznovsky teaches, commencing at page 52 thereof, that ion beam sputtering using a rotating substrate may yield uniform films. Moreover, Laznovsky at page 54 teaches that ion beam sputtering of certain oxidic targets results in loss of oxygen, which must be compensated for by addition of oxygen background gas to the atmosphere inside the vacuum chamber. The features recited in instant claims 3 and 8 are also disclosed by Laznovsky.

     (3) French Patent Publication 2,129,996, cited by applicants (U.S. Equivalent is Pat. No. 3,925,187 in the name of Bernard), teaches that multiple layer coatings comprising different materials sputtered from different targets may be formed by ion-beam sputtering (Bernard, Col. 1, lines 38-51; col. 4, lines 1-18).

(Exhibit 5594 at 107).  Therefore, the examiner concluded:

     It thus would have been obvious, at the time the invention was made, to fabricate the known multi-layer laser mirror stacks using the apparatus and techniques of Laznovsky (including stoichiometry control of deposited films by oxygen addition to the background gas, substrate rotation, pre-sputter cleaning of the targets by ion bombardment, and target cooling), in view of the clear teachings of Bernard pertaining to the use of multi-targeted ion-beam sputtering apparatus for depositing multilayered films of differing composition. Choice of suitable layer materials of higher and lower refractive index clearly follows from the prior art and does not constitute unobvious modification of the references.

     In summary, it is the examiner's position that the invention described by the instant claims merely recites an OBVIOUS process for making high quality optical film stacks of known structure and function, using a conventional WELL KNOWN APPARATUS, employing procedures and/or precautions necessary for obtaining good quality films of desired optical properties which were well known in the art at the time the invention was made.

ID. at 108-109. The examiner also rejected Litton's Kaufman-type ion source argument on the dual grounds that Kaufman-type ion sources were standard in the art and that in any case the use of a Kaufman-type ion gun was revealed by Laznovsky. The examiner also pointed out that in any event, Litton's claims were not limited to the use of a Kaufman-type ion gun.

    On September 9, 1986, Bright again spoke to the examiner by telephone. On this occasion, Bright's partner Frederick Lorig ("Lorig") participated in the call.(15) Also participating in the call was Dr. Phillip Baumeister ("Baumeister"), a technical expert retained by Litton. The examiner's record of the conversation states only that no agreement was reached, and, at the trial, Bright testified that he did not recall the substance of the conversation and he retained no notes of it.

     Following this telephone conversation, on December 12, 1986, Litton submitted a new declaration in which it stated that the error that led to the application reissue was that the limitations in original claim two needed to be added to original claim one and that the reason for this error was that neither Litton nor the inventors had known of either the Laznovsky article or the Bernard patent. Litton also submitted an amendment to its claims deleting the word "substantially" in response to the examiner's indefiniteness rejection. The remarks attached to the amendment addressed the examiner's obviousness rejection by pointing to three declarations

____________________

    15    Lorig is lead trial counsel for Litton in this action.

which, according to Litton, clearly demonstrated that the method was not obvious. In the remarks, Litton also argued that there was no need to limit claim one to a Kaufman-type ion source because any person skilled in the art would know that a duoplasmatron could not be used to perform the claimed method in making multiple layer optical films.

     The first of the three declarations submitted by Litton was that of Dr. Samuel Lu ("Lu") a former Honeywell employee who had since begun working for Litton. Lu stated that Honeywell had not begun experimenting with ion beam deposition until after Litton had used this method to make mirrors with high reflectance and low back-scatter. Presumably, his declaration was intended to show the secondary consideration of long felt need. Lu did not claim personal knowledge as to the actual cause for Honeywell's experimentation with that process, but rather, his declaration implied that if there had not been a long felt need, Honeywell would not have been compelled to infringe Litton's invention.

     The second declaration was signed by Gerald Isaacson ("Isaacson") of Ion Tech. Isaacson stated that Ion Tech does not sell duoplasmatrons and that, to his knowledge, no one had ever used a duoplasmatron to deposit a multiple layer optical film. Isaacson also testified that Litton was, to his knowledge, the first Ion Tech customer to use the Kaufman gun for optical coatings. Isaacson's declaration could have contributed little to the examiner's decision on obviousness, but it did demonstrate that a limitation to exclude duoplasmatrons as a source was required if the '849 reissue were to be allowed.

     The third, and most important declaration was signed by Baumeister. Baumeister stated as one skilled in the optical coating art that the claimed process was not obvious because (1) prior to Litton's use of the ion beam sputtering method to make laser mirrors, NO ONE had employed this method to make such mirrors; (2) Baumeister himself had never thought of using the ion beam sputtering method; and (3) ion beam sputtered mirrors evidenced high reflectivity and low back scatter, which were surprising results. The Baumeister declaration made the argument that the Laznovsky article did not teach multiple layer coatings and that the Bernard patent failed to teach optical coatings or the use of a Kaufman-type ion beam gun. In essence, what Baumeister told the examiner was that the results of making mirrors by ion beam sputtering were surprising TO HIM, that a duoplasmatron would not produce such results because it would be too slow and expensive, and that a Kaufman-type ion source exactly like the ones described by Laznovsky and suggested to Wei by the commercial vendors would be faster and less expensive in producing these results. Baumeister established a long felt need for mirrors deposited by using the ion beam source in the specification rather than a duoplasmatron.(16)

     Baumeister convinced the examiner that he had been wrong in his rejection of the application. The next communication in the prosecution history is a record of a telephone conversation between

____________________

     16   On the basis of this statement by Baumeister, Litton now also claims that those skilled in the art would interpret claim one of the reissue application to refer ONLY to an ion beam produced from a Kaufman-type ion beam source because no one would have thought that a duoplasmatron would work.

the examiner and Bright.  With regard to that conversation, the examiner noted:

     The examiner initiated the interview to inform applicant's attorney that allowance of the application was possible if all the claims were limited to Kaufman gun sources being used in the claimed process. Unless the claims were so limited, the examiner indicated that 35 U.S.C. 112(a) rejection on the basis that applicants were not claiming what they regarded as their invention in view of their argument contained in page 22, no. 15 filed 12/16/86 would be made in the next office action on the merits. The paper # 15 overcomes the other previously made objections. Other changes necessary for consistency (if the above proposal is adopted) were discussed. Mr. Bright indicated he would confer with his client and reply in a few days.

(Exhibit 5594 at 205).17

     Litton subsequently acquiesced in the examiner's position. In a summary record of a telephone call dated March 12, 1987, the examiner reported that "Mr. Bright agreed to cancel claims 16, 18, 21, and 24 and to incorporate a Kaufman ion gun limitation in claim 1. Indefinite terms such as 'substantially' will be deleted from the remaining claims. A supplemental oath concerning the remaining claims will be prepared." A later record of a telephone interview explains that Bright agreed to limit claim 13 to include only Kaufman type ion beam sources in the same manner as claim 1. Litton submitted amended claims and declarations to conform the application to Bright's telephone discussions with the examiner.

     Finally, on June 25, 1987, the examiner allowed Litton's claims 1-10, 12-13, 19-20, 20-23, and 25-29. The patent did not issue until January 31, 1989, however, because the patent office pursued an extensive investigation into inequitable conduct by Litton. In the interim period, allowance of the claims was held in abeyance and
____________________

     17   Page 22 of Paper No. 15 is the page on which the Baumeister declaration begins its discussion on obviousness.

Litton was required to respond to a series of inquiries concerning representations and omissions in representations made by it to the patent office. This investigation was eventually abandoned because a change in Patent & Trademark Office ("PTO") procedure eliminated all investigations of inequitable conduct by that office.

     The reissue patent contains two independent claims and twenty dependent claims. The two independent claims cover the following:

     1. A method of fabricating multiple layer optical films, said multiple layer optical films comprising optical layers having different indices of refraction comprising:

          bombarding targets obliquely with an ion beam produced by or derived from a Kaufman-type ion beam source in a vacuum chamber to sputter deposit a plurality of optical film layers on a base;

          controlling the atmosphere inside the vacuum chamber to provide sufficient gas to sustain the ion beam and the proper amount of oxygen to accomplish proper stoichiometry of the thin films and:

          depositing multiple layers of different materials on said base by varying the targets being bombarded by the ion beam; and

          continuously rotating said base during the deposition of said multiple optical layers.

and:

     18. A method of fabricating multiple layer optical films said multiple layer optical films comprising at least two optical layers having different indices of refraction, in alternating layers, comprising:

          bombarding at least two targets having different indices of refraction obliquely with an ion beam produced by or derived from a Kaufman type ion beam source in a vacuum chamber to sputter deposit a plurality of optical film layers comprising said material in alternating layers on a base;

          controlling the atmosphere inside of the vacuum chamber to provide sufficient gas to sustain the ion beam and the proper amount of oxygen to accomplish proper stoichiometry of the thin films;

          depositing multiple layers of said materials having different indices of refraction on said base by varying the targets being bombarded by the ion beam; and

          continuously rotating said base during the deposition of said multiple optical layers.

Dependent claim 3 claims the process of claim 1 plus using the ion beam to clean the substrate. Claims 4 through 7, 9 through 12, and 14 through 16 claim the process used to make a mirror with varying amounts of specificity, the most specific being a quarter wave stack RLG mirror with titanium dioxide used as the high index of refraction material and silicon dioxide used as the low index of refraction material. Dependent claim 8 claims the method used in conjunction with a cooling mechanism on the target. Dependent claim 9 claims the method practiced using a low expansion ceramic substrate. Dependent claims 13 and 17 claim the method used to make a mirror controlled so that the mirror contains reduced surface anomalies or impurities and is free of voids. Dependent claims 19 through 22 claim in varying language the use of the process claimed by claim 17 to produce a ring laser gyroscope mirror with reduced surface anomalies and impurities and which is amorphous and free of voids.

E.  LITTON'S INFRINGEMENT ACTION

     Almost immediately after the reissue patent was granted, Litton sued Honeywell and Louderback for infringement of the '849 reissue. Louderback settled the lawsuit in September 1990. As part of the settlement, Louderback agreed to give Litton an option to buy two of Louderback's coating chambers for $750,000. Litton agreed to pay up to $100,000 of Louderback's attorney's fees if Honeywell made claims against Louderback.

    As stated, the case against Honeywell resulted in a jury verdict for Litton. Following the verdict, Honeywell filed a Renewed Motion for JMOL(18) and a Motion for a New Trial. This Memorandum of Decision sets forth the rulings on those motions, as well as findings and conclusions on Honeywell's defense that the '849 reissue is unenforceable because it was procured by inequitable conduct.

                                       II.

                                    ANALYSIS

A.   OBVIOUSNESS

     The ultimate conclusion as to whether a patent claim is obvious under 35 U.S.C. Section 103 is a question of law. GRAHAM V. JOHN DEERE, 383 U.S. 1, 17
(1966); PERKIN-ELMER CORP. V. COMPUTERVISION CORP., 732 F.2d 888, 894 (Fed.
Cir. 1984), CERT. DENIED, 469 U.S. 857 (1984). However, the resolution of this legal question involves an analysis of the underlying factual issues outlined in GRAHAM, which are: (1) the scope and content of the prior art; (2) the level of ordinary skill in the art; (3) the differences between the claimed subject matter and the prior art; and (4) where relevant, objective evidence of nonobviousness such as long-felt need, commercial success, and failure of others. Graham, 383 U.S. at 17-18 (1966); PERKIN-ELMER-CORP, 732 F.2d at 894. The findings on these factual issues furnish the foundation for the conclusion as to obviousness of the claimed subject matter as a whole. ASHLAND OIL, INC.
V. DELTA RESINS & REFRACTORIES, 776 F.2d 281, 291 (Fed. Cir. 1985), CERT. DENIED, 475 U.S. 1017 (1986).
____________________

     (18) Honeywell's Motions for Judgment as a Matter of Law filed at the conclusion of the evidence were denied with the exception of the motion relating to intervening rights.

    A patent is presumed valid and the burden of establishing invalidity as to the claims of a patent rests upon the party asserting invalidity. 35 U.S.C.
Section 282. The presumption of validity is a procedural device which mandates that the party asserting invalidity bear the burden of establishing a prima facie case of obviousness under 35 U.S.C. Section 103. ASHLAND OIL , 776 F.2d at 291. Once a prima facie case of obviousness has been established, the patentee must go forward with rebuttal evidence showing nonobviousness. ID. at 291-92. The party asserting invalidity, however, always retains the burden of persuasion on this issue and must establish each fact forming the foundation for the ultimate conclusion of obviousness by clear and convincing evidence. ID.19

     GRAHAM, and the Federal Circuit cases that have interpreted it, define the requisite inquiries to be made in an obviousness analysis, although these inquiries do not necessarily mandate issues for a jury. STRUCTURAL RUBBER PRODS.
V. PARK RUBBER CO., 749 F.2d 707, 721 (Fed. Cir. 1984). Rather, the evidence in each particular case determines what facts, if any, are actually disputed. ID. That the parties are in a heated dispute respecting obviousness is not enough to raise a factual question. ID. If there are facts in dispute, however, it is appropriate to submit the question of obviousness to a jury, so long as the jury is given appropriate instructions. CONNELL V. SEARS ROEBUCK & CO., 722 F.2d 1542, 1547 (Fed. Cir. 1983). Submission of
____________________

     19   The Court declines to accept Honeywell's invitation to disregard a decade of Federal Circuit precedent and use a preponderance of the evidence standard. However, the Court notes that although the UNDERLYING FACTS supporting the obviousness conclusion must be established by clear and convincing evidence, that evidentiary standard does not apply to the ultimate legal conclusion of obviousness itself. NEWELL COMPANIES, INC. V. KENNEY MFG. CO., 864 F.2d 757 (Fed. Cir. 1988), CERT. DENIED, 493 U.S. 814 (1989).

the question of obviousness to a jury, however, does not preclude the grant of a motion for JMOL. NEWELL COMPANIES, INC. V. KENNEY MFG. CO., 864 F.2d 757 (Fed. Cir. 1988), CERT. DENIED, 493 U.S. 814 (1989), CITING, CONNELL, 722 F.2d at 1550.

     A JMOL is proper when the evidence and any inferences therefrom viewed in the light most favorable to the non-moving party permit only one reasonable conclusion as to the verdict. SJOLAND V. MUSLAND, 847 F.2d 1573, 1576 (Fed. Cir. 1988). In the evaluation of a motion for JMOL, the Court must accept the factual findings to be inferred from a favorable jury verdict so long as they are supported by something more than insubstantial evidence. NEWELL, 864 F.2d at 765. It may not be presumed that the jury found facts on which there is no evidence and the jury may not disregard probative admissions and undisputed facts. ID. at 767. Moreover, although the Court must draw all inferences from the facts in favor of the non-moving party, the requirement to draw favorable inferences refers only to factual inferences and not to legal conclusions based on an established set of facts even though all those facts do not favor that conclusion. ID.

     The Court has assessed Honeywell's motion for JMOL with appropriate regard for the presumption of validity, as well as for the jury's findings on this issue. Having done that, the undisputed facts require that the Court grant Honeywell's motion for JMOL on the issue of obviousness. Each of the four GRAHAM factual inquiries leads to the conclusion that the jury's verdict for Litton on this issue was not supported by substantial evidence.

     1.   The Scope and Content of the Prior Art

          The parties dispute the definition of the pertinent prior art for purposes of the obviousness analysis. Litton argues that the pertinent art should be defined to be almost as narrow as the patent claims themselves. Honeywell, of course, argues for a much broader definition. In this regard, the Supreme Court has held that the pertinent art should be defined with reference to the problem that the inventor is trying to solve. GRAHAM, 383 U.S. 1, 35 (in commenting on the GRAHAM companion case CALMAR V. COOK CHEMICAL which involved a spray cap, the Supreme court said, "[t]he problems confronting Scoggin and the insecticide industry were not insecticide problems, they were mechanical closure problems."). The Federal Circuit has made similar statements. See SHATTERPROOF GLASS V. LIBBEY-OWENS FORD CO., 758 F.2d 613, 620 (Fed. Cir.
1985), CERT. DISMISSED, 474 U.S. 976 (1985) ("The jury was correctly advised first to look to the nature of the problem confronting the inventor. If the reference is not within the field of the inventor's endeavor, one looks at whether the field of the reference is reasonably pertinent to the problem the inventor is trying to solve.")

     The problem that Wei was trying to solve is identified in the patent itself. Wei was seeking to reduce the optical characteristic of back-scatter which is caused by "anomalies and surface roughness in the reflective surfaces of the various layers of the quarter wave stack." (Exhibit 5593 at 5) Wei also was looking for a way to develop a film which was amorphous and free of voids in order to reduce the optical characteristics of both absorption and backscatter. (Exhibit 5593 at 6) There is no dispute that reduced surface roughness, freedom from voids and an amorphous composition of the film are desirable optical characteristics, but they are not solely pertinent to the field of optics. Rather, these characteristics are also sought by those depositing thin films for use with microelectronics and semiconductor applications. The evidence is clear with respect to this compatibility between the fields. Nearly all of the references used in this case discuss BOTH optics and microelectronics. In contrast, there is no evidence that the two fields were self-contained. Wei himself testified that he first conceived the idea of using ion beam sputter deposition to manufacture ring laser gyroscope mirrors after hearing a presentation on the use of the process in semiconductor applications. The narrowest possible definition of the pertinent art which could reasonably be formulated is the precision thin-film deposition art.

     The parties' arguments concerning the scope and definition of the pertinent prior art are in fact largely inconsequential in resolving the issue of obviousness. The two most important prior art references, the Laznovsky article and the Bernard patent, were explicitly admitted by Litton to be prior art during the prosecution of the '849 reissue. Litton stated in its reissue declaration dated December 12, 1986 that its original patent was invalid in light of Laznovsky and Bernard. Such a statement, made in the course of prosecution, constitutes an admission that a reference is prior art for purposes of a later obviousness analysis. APPLICATION OF NOMIYA, 509 F.2d 566 (C.C.P.A.
1975). Additionally, the use of quarter wave stacks of alternating high and low index of refraction materials is stated to be old in the art in the patent itself. A statement in a patent that something is in the prior art is binding on the applicant and patentee for determinations of anticipation and obviousness. CONSTANT V. ADVANCED MICRO-DEVICES, INC., 848 F.2d 1560, 1570 (Fed. Cir. 1988), CERT. DENIED, 488 U.S. 892 (1988).

     Many other references cited by Honeywell and disputed by Litton are clearly within the scope of the prior art even using the narrowest reasonable interpretation. Although a number of these references lend significant weight to the finding of obviousness, the Court confines its analysis to the few that were emphasized as most pertinent by Honeywell. In addition to Bernard and Laznovsky, Honeywell relies primarily upon catalogs issued by the various vendors visited by Wei when he was researching the use of ion beam deposition to make mirrors. That the catalogs are within the proper scope of the prior art is not disputed and, indeed, these catalogs reveal the very ion beam thin film deposition equipment that was used by Wei. Moreover, Wei has testified that he actually visited these vendors and had them deposit films for him. In the patentability report filed during the reissue proceeding, Litton stated that:

     Applicants had seen catalogs similar to these before original U.S. Patent 4,142,958 issued, but inadvertently did not cite them.

The product catalogs are unquestionably within the scope of the prior art.

     Section 103 requires that the obviousness of an invention be determined as of the time the invention was made. 35 U.S.C. Section 103. However, the interaction between section 103 and the section 102 statutory bars creates an effective date for prior art pertinent to the obviousness analysis of one year prior to the date on which the application was filed, even if the inventor can show that he invented the claimed subject matter at an earlier date.
APPLICATION OF FOSTER, 343 F.2d 980, 989 (C.C.P.A. 1965), CERT. DENIED, 383 U.S. 966 (1966). Litton filed the application for the '958 patent on April 13, 1978.

Consequently the critical date for the obviousness analysis is April 13, 1977.

     The 1975 "Veeco's Vacuum Products" catalog and the 1975 Technics "Micro Ion Mill" catalog were published prior to the critical date. Litton has made no attempt to demonstrate that these references were not published on the date marked on the publications themselves. Regarding the 1975 "Veeco's Microetch" catalog, the question is less clear. The only date referred to in the document is in the business reply mail portion of the catalog which customers were asked to fill in and return. It contains a box to be checked, followed by the words:
"Please send me Veeco's complete Vacuum Products 1975 Catalog." Litton has not tried to call the date of the catalog into question. Were the date referred to in the document somewhat closer to the critical date, a question of fact might be raised as to whether the "Veeco's Microetch" catalog was published before the critical date. However, because the date referred to in the document is well over one year prior to the critical date, and there is no evidence that the publication was made later, the Court determines that no reasonable jury could conclude that the reference was not published prior to that date. In contrast, a question of fact exists as to whether the catalogs dated 1977 and 1978 were published prior to the critical date. Accordingly, the Court will disregard these catalogs for the purpose of this analysis.

     The one reference that remains at issue is an article by J. H. Molitor entitled "Ion Propulsion--Technology Spinoffs" that was published in connection with an American Institute of Astronautics and Aeronautics ("AIAA") International Electric Propulsion Conference held in Florida in November of 1976.(20) The date of this reference is not in dispute. Furthermore, it was available to interested members of the public for copying or republication with permission of the AIAA. Litton's position is that the article is not properly within the scope of the prior art because it was published in connection with a conference designed primarily for "rocket scientists" rather than precision coating specialists. Thus, it is not analogous art. As defined by the Federal circuit:

     Analogous art is that which is relevant to a consideration of obviousness under section 103. SEE IN RE SOVISH, 769 F.2d 738, 741, 226 U.S.P.Q. 771,
     773 (Fed.  Cir. 1985) . . . . Two criteria are relevant in determining whether prior art is analogous: (1) whether the art is from the same field of endeavor, regardless of the problem addressed, and (2) if the art is not within the same field of endeavor, whether it is still reasonably pertinent to the particular problem to be solved. IN RE CLAY, 966 F.2d 656, 658-59, 23 U.S.P.Q. 2d 1058, 1060 (Fed. Cir. 1992) (citations omitted).

WANG LABORATORIES, INC. V. TOSHIBA CORP., 993 F.2d 858, 864 (Fed.  Cir. 1993) .

     The ion beam source at issue here was originally developed for space propulsion and many of the references admitted at trial that discuss the use of the ion beam source for coating also discuss space propulsion. It therefore would be reasonable, and indeed usual, for a person interested in the use of an ion beam source for coating to examine the space propulsion literature. Wei testified that he himself attended several sessions on space propulsion at the Symposium of Ion Sources and Formation of Ion Beams in 1971 at Brookhaven National Laboratory. In fact, Wei had a number of papers issued at AIAA conferences in his possession at the time of the application.
____________________

     20   This article (Exh. 5820) was offered in evidence by Litton.

Likewise, Hutchings testified that he himself had delivered a paper at an AIAA conference, and read the literature of the AIAA on a regular basis.

     Courts tend to take an expansive view of what constitutes analogous prior art. The concept is afforded wide latitude. DANN V. JOHNSTON, 425 U.S. 219, 228-29 (1976) (automatic data processing system for use in business organization analogous to automatic data processing system for use in banks); GRAHAM, 383 U.S. at 35 (caps for liquid containers with pouring spouts equivalent to caps for containers with spray caps); REVLON, INC. V. CARSON PRODS. CO., 803 F.2d 676, 678 (Fed. Cir. 1986), CERT. DENIED, 479 U.S. 1018 (1986) (holding reference to dehairing animal hides analogous to invention relating to human hair treatment); WEATHER ENG'G., CORP. OF AMERICA V. UNITED STATES, 614 F.2d 281 (Ct. Cl. 1980) (holding patents relating to airborne delivery and fusing systems analogous to cloud seeding invention).

     If the inquiry is focussed not on the field of endeavor, but rather on the problem to be solved, it is apparent that scientists in the space propulsion field commonly interact with those from the precision coating field in seeking solutions to shared problems. What is most compelling, however, is that the relevant portion of the Molitor article does not disclose a related technology from another discipline, but rather suggests, in general terms, the very application claimed by the '849 reissue. The Molitor article, under the heading "Ion Beam Sputtering" describes ion beam sputtering used to create optical mirrors for use with a laser. Far from disclosing an analogous application, Molitor discloses the very application claimed by the '849 reissue, therefore bringing it squarely within the pertinent art for purposes of the analysis of obviousness.

     Although there are many more prior art references in the record which are highly pertinent, the references discussed above are sufficient to furnish the basis for this necessarily abbreviated analysis of the issue of obviousness.

     2.   Level of ordinary Skill in the Art

          A person of ordinary skill in the precision coating art would have at the least a bachelor's degree in the field of physics or engineering and would also have some experience with vacuum deposition technology. In fact, the record suggests that the level of skill in the art is substantially higher, with Ph.D. level researchers being more usual. However, for this motion, the Court assumes that the jury chose the lowest reasonable level of skill and will conduct its obviousness analysis on that basis.

     3.   The Differences Between the Claimed Subject Matter and the Prior Art.

          The Court's analysis of the differences between the claimed subject matter and the prior art is made only with reference to the prior art discussed above. The case for obviousness is too strong to require citation to additional prior art to reinforce it.

          a.   The Laznovsky Article

               This article by Laznovsky was published in the August 1975 issue of Research and Development magazine under the title "Advances in Low Energy Ion Beam Technology." The Laznovsky article reveals the use of a Kaufman-type ion beam source in a vacuum chamber to bombard a target obliquely and sputter deposit optical films, including silicon dioxide and titanium dioxide, on a substrate.

Laznovsky also discloses the rotation of the substrate and cooling of the target, as well as cleaning of the substrate in the ion beam prior to deposition.

     Moreover, despite Litton's argument that Laznovsky does not disclose the creation of multiple layer films, even a cursory reading of the article demonstrates that it does. The article states "A modification of the fixture shown in fig. six provides a choice of three targets that can be interchanged without opening the bell jar." (Exhibit 5796 at 52).(21) The only conceivable purpose to which the multiple targets could be put is the deposition of a multiple layer film. Although Litton argued at trial that Laznovsky does not teach multiple layer films, it was unable to offer any alternate explanation for Laznovsky's provision of multiple targets. Also, Laznovsky reveals controlling the gas inside the vacuum chamber to provide sufficient gas to sustain the ion beam. Laznovsky likewise suggests that oxygen would have to be added to compensate for oxygen loss when depositing titanium dioxide. This reference teaches that oxygen can be added to the vacuum chamber to ensure proper stoichiometry of the deposited film.

     Finally, Laznovsky makes the suggestion that ion beam sputtering would provide solutions to the problems faced by Litton in developing its process.
The article specifically suggests the ion beam deposition of optical mirrors and states that films of alumina "3000 A thick show no signs of absorption and are of interest as medium index optical coatings." ID. at 54. More generally, the article suggests that ion beam sputtering results in reduced contamination of the film,
____________________

     21   Figure six is a diagram of the sputtering system described by the article.

less interference from background gas, a low temperature environment, and better control of film thickness.

     The difference between Laznovsky and the claimed method is slim indeed.
The only distinction that might be argued is that Laznovsky does not suggest the deposition of a multiple layer optical film comprising layers having different indices of refraction. However, such optical films are admitted to be old in the art. Moreover, any multiple layer film made up of more than one material NECESSARILY must be regarded as a multiple layer film with different indices of refraction.(22) The only question then is whether it was obvious in 1978 to apply the Laznovsky method to manufacture the multiple layer optical films claimed by the '849 reissue.

          b.   The Bernard Patent

               The Bernard patent issued in the United States on December 9, 1975 was based on an earlier French patent. The Bernard patent teaches the sputter deposition of multiple layer films, including those used as optical films, onto a rotating substrate by obliquely bombarding a target with an ion beam. The Bernard patent also specifically addresses control of the atmosphere inside the chamber to sustain the ion beam and the addition of oxygen into the vacuum chamber to control the stoichiometry of oxides deposited using the method. Bernard also teaches that ion beam deposition can produce a more amorphous film which is free from voids and specifically states


____________________

    22    Baumeister quibbled that certain rare earths have the same index of refraction as one another and that theoretically a film could be manufactured of two different materials that have the same index of refraction. However, this statement does not create a MATERIAL issue of fact regarding the issue.

that "[i]t is obvious that the manufacturing process by ion sputtering permits eliminating many of the impurities." (Exhibit 5806 at 3:57).

     The Bernard patent is distinguishable from the method claimed in the '849 reissue in that it discloses the use of a duoplasmatron rather than a Kaufman-type ion beam source and it limits its specific discussion of the benefits of the process to semiconductor applications.(23)

          C.   The Product Catalogs

               Veeco's 1975 product catalogs disclose bombarding a target obliquely with an ion beam produced by a Kaufman-type ion beam source in a vacuum chamber to sputter deposit multiple layer films on a rotating substrate, varying the targets being bombarded by the ion beam, cooling the targets, and adding gas to sustain the ion beam. The catalogs also discuss the use of the Veeco system to deposit various oxides, including titanium dioxide and silicon dioxide and the use of the system to sputter deposit multiple layer optical films. The catalogs further disclose sputter cleaning the substrate prior to deposition.

     The distinction between the claimed process and the process disclosed by the Veeco catalogs is that the catalogs do not discuss the introduction of oxygen to assure proper stoichiometry of oxidic films.

     The 1975 Technics catalog is not necessary to the Court's analysis of obviousness. Therefore, the Court will not discuss it
____________________

     23   That the Bernard patent, which is aimed at the deposition of semiconductor materials, concerns itself with creating a more amorphous film with less surface roughness and freedom from voids provides additional proof that the semiconductor field and the optical field were seeking the same qualities in their coatings.

further except to note that it reveals rotation of the substrate and that Wei had the catalog while he was employed at Litton.

           d.  The Molitor Article

               As stated, the Molitor article specifically suggests that a Kaufman ion beam source can be substituted for a duoplasmatron for use in an ion beam sputter deposition system. The article also states that the ion beam process is useful in the optical component field and discusses the use of ion beam etching for high-powered laser mirrors. Moreover, the Molitor article states that laser mirrors can be built by ion beam sputter deposition and specifies that a 24 layer quarter wave stack using alternating layers of titanium dioxide and silicon dioxide can be deposited using an ion beam system for use as "dielectric mirrors for liquid crystal light valves." Molitor, like Laznovsky, refers the reader to Veeco's system and therefore, by necessity, to the contents of the Veeco catalogs.(24)

     Molitor is not a near anticipation of the '849 reissue. Rather, it makes a number of specific suggestions that show that the process revealed by Laznovsky and the Veeco catalogs can be used to create the very product described in the '849 reissue.

     4.   Secondary Considerations

          Evidence rising out of what are referred to as secondary considerations must always, when present, be considered in making the determination of obviousness. STRATOFLEX, INC. V. AEROQUIP CORP., 713 F.2d 1530, 1538 (Fed. Cir. 1983). This is true in every case where obviousness is raised as an issue, not just when the claims remain in doubt after a review of the prior art. ID. at 1538-39. Although
____________________

     24   We always gave them catalogs and instructions.

secondary considerations must always figure in the Court's obviousness analysis, a nexus between the merits of the claimed invention and the evidence of secondary considerations is required in order for the evidence to be accorded substantial significance. CABLE ELEC. PRODS. V. GENMARK, INC., 770 F.2d 1015, 1026 (Fed. Cir. 1985). "Thus, the weight to be accorded evidence on secondary considerations is to be carefully appraised in relation to the facts of the actual case in which it is offered." ID. Objective evidence of nonobviousness tends to fall into categories such as long felt need, commercial success, failure of others, copying, and unexpected results. PERKIN-ELMER CORP. V. COMPUTERVISION CORP., 732 F.2d 888, 894 (Fed. Cir. 1984), CERT. DENIED, 469 U.S. 857 (1984).

          a.   Long Felt But Unmet Need

               The evidence does not support the conclusion that there was a long felt, but unmet need for an ion beam laser mirror at the time the claimed invention was made.(25) It likewise does not show that at the time of the claimed invention, those in the field were in any way dissatisfied with the performance of the existing electron beam laser mirrors whether used for ring laser gyroscopes or otherwise. In fact, there is substantial evidence to the contrary. Honeywell succeeded in capturing the majority of the commercial market using electron beam mirrors and only later turned to an ion beam process. Baumeister, Litton's own expert, testified:

     No, we didn't seriously consider [making laser mirrors by ion beam sputtering], and the reason was that we were still pushing electron beam evaporation to its limits to see how well you can do with that and we were still on the learning curve and making very good E-beam evaporative mirrors.
____________________

     25   That Hutchings was experimenting with ways to make improved laser mirrors does not establish a long felt, but unmet need in 1978.

     Likewise, the record contains no evidence that the industry had tried and persistently failed to make a better laser mirror prior to Litton's use of the ion beam process. It was the economics involved in the development of the ring laser gyroscope that created the need that existed for a better mirror, not the persistent failure of the methods employed in the prior art. Baumeister's testimony is illuminating:

     Q:   Do you believe, Dr. Baumeister, that it is generally accepted in the art of optical scientists that in order to make a good optical film one wishes to avoid the presence of voids?

     . . .

     A:   Again what I am trying to state here is that the whole business is run by the economics, and we were able to ship these mirrors to our parent company down in Palo Alto, California that actually put these lasers together and they lived [sic] to live with the voids in them, if that is what they were, they lived [sic] to live with that and these mirrors had a reasonable amount of scatter with them but still these argon lasers worked fine in that environment there and so to make this general sweeping statement is not very meaningful because I think it begs the economics of it.

(Transcript at 6667:21-68:13). Hutchings, the director of Litton's ring laser gyroscope program, agreed with Baumeister:

     The characteristics of the multilayer thin film technology in the 1974 era according to the coating people was very good, that is, the films did virtually everything they needed at that time.

(Transcript at 454:11-14). Likewise, another of Litton's experts, Dr. Hans Pulker, provided corroborated Hutchings' conclusion:

     Well, I know that a lot of publications were done which recommended sputtering for optical coatings. But it was always the problem of economics. And the problem was always the time. Because most optical products that were produced this way became too expensive. So it's -- sputtering is, in my opinion, only useful if the price for this product can bear all these extreme costs you have.


(Transcript at 1109:6-12).

     Drawing all of the inferences in favor of Litton, the record does not support a finding of long felt but unmet need. Rather the testimony of Litton's own witnesses supports the contrary inference that the reason that optical scientists had not turned to ion beam sputtering to deposit their mirrors was that they were satisfied with existing technology and saw no particular reason to explore a more expensive alternative. Continued experimentation taken by itself does not require a conclusion of long felt but unmet need.

          b.   Commercial Success

               Although it appears that ion beam mirrors have enjoyed significant commercial success, success is not necessarily probative of nonobviousness. The majority of the commercial success evidence presented by Litton was based on HONEYWELL'S use of ion beam mirrors in the ring laser gyroscopes in its already successful inertial guidance systems. There is no showing that Honeywell's systems were commercially unsuccessful until it adopted Litton's process for making ion beam mirrors.

    Honeywell achieved dominance in the commercial inertial navigation market PRIOR to employing the ion beam process to manufacture its mirrors. Honeywell's superior navigation system, not its superior mirrors, brought about its success. For commercial success of a product embodying a claimed invention to have true relevance in an analysis of nonobviousness, that success must in some way have been due to the nature of the claimed invention, as opposed to other economic and commercial factors unrelated to the technical quality of the patented subject matter. CABLE ELEC. PRODS., 770 F.2d at 1027.

     Litton has shown that (i) Litton uses ion beam coated mirrors; (ii) Honeywell adopted the use of ion beam coated mirrors; and (iii) that Litton and Honeywell comprise nearly the entire market for inertial navigation systems. Litton argues that the ineluctable conclusion from those facts is that ion beam coated mirrors are responsible for Litton and Honeywell's market domination. However, those facts prove nothing more than that the parties dominant in the market use ion beam mirrors, not that the use of the mirrors made them dominant.

     Litton asked the jury to conclude that Honeywell would have lost its existing market for ring laser gyroscope systems had it not adopted ion beam mirrors. Litton then asked the jury to conclude further that Litton would have taken the market lost by Honeywell, and the jury did so. The difficulty is that the evidence does not support the conclusion that the entire inertial navigation market turns on whether or not ring laser gyroscopes employ ion beam deposited mirrors. Evidence to support a finding of this kind of nexus is wholly lacking.

          c.   Failure of Others

               Litton has not shown that anyone else had repeatedly failed to produce a mirror that would perform satisfactorily in a ring laser gyroscope. There is evidence of continuous experimentation, but there is no evidence of repeated failure. Rather, the evidence is that at the time the Litton process was developed, the industry was having success with the electron beam process. Honeywell's problems with its mirrors occurred long AFTER the date of the invention, and they arose because collateral technological advances created a need for better mirrors. At some point, the quality of the electron beam deposited mirrors was no longer considered sufficient. However, evidence of a need felt by Honeywell long after the '958 patent was granted is only marginally relevant to the issue of obviousness.

          d.   Copying

               Copying is Litton's strongest case, and it was established by Honeywell's own executives. Litton showed that when Honeywell, several years after Litton's invention was developed, determined that better laser mirrors were required, it bought ion beam mirrors from Louderback rather than developing its own process. The jury found copying and, as discussed below, there is substantial evidence to support that finding. However, more than the mere fact of copying by an accused infringer is needed to make these acts significant in a determination of obviousness. CABLE ELEC., 770 F.2d at 1028. The Federal Circuit has said:

     Rather than supporting a conclusion of obviousness, copying could have occurred out of a general lack of concern for patent property, in which case it weighs neither for nor against the non-obviousness of a specific patent. It may have occurred out of contempt for the specific patent in question, only arguably demonstrating obviousness, or for the ability or willingness of the patentee financially or otherwise to enforce the patent right, which would call for deeper inquiry. Even widespread copying could lead toward opposite conclusions, depending on the attitudes existing toward patent property and the accepted practices in the industry in question. It is simplistic to assert that copying per se should bolster the validity of a patent.

ID. Here, Litton, by seeking reissue, has admitted that its '958 patent was invalid. Additionally, the evidence is overwhelming that the industry as a whole believed the '958 patent to be invalid even prior to Litton's application for reissue.(26) Nevertheless, it was the
____________________

     26   That Litton itself believed the '958 patent to be invalid is evidenced not just by its application for reissue but also by its failure to assert the '958 patent in the SUNSTRAND litigation. Honeywell's belief that the patent was invalid is evidenced by an evidence of copying that caused the jury to find for Litton on the issue of obviousness, and since there is substantial evidence to support it, this factor should be accorded its due weight.

          e.   Unexpected Results

               Despite Baumeister's declaration, there is no evidence that the claimed method produced unexpected results.(27) Rather, the results of the method claimed in the '849 patent are precisely those predicted or suggested by the prior art. Litton's claim that the results of ion beam sputtering were unexpectedly good is not supported by the record. The prior art is crowded with references showing that ion beam sputtering would lead to a more amorphous film which would be freer of voids and impurities.

     5.   THE LEGAL CONCLUSION REGARDING OBVIOUSNESS

          Enroute to a conclusion with respect to obviousness, a court must not stop until each relevant item of evidence has been fully considered and given its appropriate weight. STRATOFLEX, 713 F.2d at 1539. Particularly relevant is the examiner's original explanation that:

     [i]t . . . would have been obvious, at the time the invention was made, to fabricate the known multi-layer laser mirror stacks using the apparatus and techniques of Laznovsky [and the] teachings of Bernard . . . .

     [T]he invention described by the instant claims merely recites an OBVIOUS process for making high quality optical film stacks of known structure and function, using a
____________________

exhibit heavily relied upon by Litton. Honeywell engineer Richard Rostal wrote in his diary at the time during which Honeywell was negotiating with Louderback, "Litton patent not enforceable." (Exhibit 43 at 3608480).

     27   Litton's exhibit 33 was offered as evidence of praise of the invention, which is also a consideration in the determination of obviousness. LIBBEY-OWENS-FORD CO. V. BOC GROUP, INC., 655 F. Supp. 897, 914 (D.N.J. 1987).

conventional WELL KNOWN APPARATUS, employing procedures and/or precautions necessary for obtaining good quality films of desired optical properties which were well known in the art at the time the invention was made.

(Exhibit 5594 at 108-09).

     Although the examiner eventually retreated from this position, he did so only in reliance on Paper No. 15 which included the Baumeister declaration. When he did so, the examiner was not aware of a number of uncontroverted facts about the declaration and the circumstances surrounding its execution. He did not know that Baumeister had never used ANY KIND of ion beam source to deposit any sort of thin film. Nor was he aware that prior to signing his declaration, Baumeister had read only the specific documents provided to him by Litton's counsel, had done no independent investigation or research, and knew nothing about what the claimed process could achieve other than what was written in the '849 reissue application. Nor did the examiner know that before he signed his declaration, Baumeister had not spoken to the inventors or read the Veeco catalogs. Likewise, the examiner was not aware that Baumeister had done no experiments to provide himself with a reasonable basis for the statements he made about the unexpected results achieved by use of the process. The examiner had complained that he had no data, but the examiner was not aware that Baumeister had none either.

     The examiner relied on Baumeister as a person reasonably skilled in the art. Baumeister did not speak as such a person, but rather as an instrument to assert, once again in a more impressive way, the arguments of Litton's counsel. When these same arguments had been made before, the examiner had rejected them. Apparently, he accepted them from Baumeister because of his academic credentials and his purported skill in the art. In this, he was misled.(28)

     Of course, the examiner did not have before him Molitor's article that specifically suggests that ion beam sputter deposition could be used to make laser mirrors and 24-layer quarter wave stack optical mirrors. Nor did the examiner have before him the suggestion in the Molitor article that a Kaufman-type ion source could be substituted for the duoplasmatron. Molitor, although not necessary to complete the already strong case of obviousness established by the Laznovsky article and the Bernard patent, serves to cement the conclusion of obviousness.

     The examiner could not have known that Louderback believed, as he testified at trial, that Laznovsky REVEALED EVERY ELEMENT of claim 1 of the '849 reissue. The examiner did not know that Wei's process was essentially complete after just one visit to Technics. Most significantly, the examiner did not have before him the 1975 product catalogs. Litton did provide him with portions of a 1977 Veeco catalog and a 1978 Commonwealth catalog. However, the examiner might have discounted those references as being published after the critical date, being unaware that the apparatus and the applications of that apparatus that were described in those catalogs were, for the most part, also described in catalogs published well before the critical date.

     The process which is claimed in the '849 reissue is nothing more than an obvious application of well-recognized and commercially available technology to manufacture a known product. The Court,
_____________________

     28   As Litton's own counsel repeatedly remarked at the trial, the reissue patent was granted based on secondary considerations.

construing every disputed fact in Litton's favor and drawing every inference from each of those facts, finds, as a matter of law, that every claim of the '849 reissue is obvious, and that, on this ground alone, Honeywell is entitled to judgment as a matter of law.

B.   INEQUITABLE CONDUCT

     A patent, by its very nature, is affected with a public interest, and each individual associated with the filing of an application has a duty of candor and good faith in dealing with the PTO. Thus, the inventor, the attorney who prepares or prosecutes the application, and all other individuals who are involved in the substantive preparation or prosecution of the application are subject to this duty. They each have an obligation to disclose to the PTO all information known by them to be material to patentability. 37 C.F.R. Section
1.56. Failure to adhere to the duty of disclosure with intent to deceive the examiner constitutes inequitable conduct and if inequitable conduct is found in relation to one or more claims, the entire patent is rendered unenforceable. KINGSDOWN MEDICAL CONSULTANTS, LTD. V. HOLLISTER INC., 863 F.2d 867, 874 (Fed. Cir. 1988), CERT. DENIED, 490 U.S. 1067 (1989).

     To prove inequitable conduct, a party challenging a patent must show both that the information not disclosed to the examiner was material to the determination of patentability AND that there was a failure to disclose with intent to deceive the examiner. ID. Materiality and intent are factual issues which the challenger must prove by clear and convincing evidence. J.P. STEVENS & CO., INC. V. LEX TEX LTD., 747 F.2d 1553, 1562 (Fed. Cir. 1984), CERT.
DENIED, 474 U.S. 822 (1985). Although materiality and intent are factual issues, because inequitable conduct is an equitable defense, the Court, rather than the jury, is required to resolve disputes regarding these issues. PARAGON PODIATRY LAB. V. KLM LAB., INC., 984 F.2d 1182, 1190 (Fed. Cir. 1993).

     Once the challenger of a patent establishes both materiality and intent, the Court conducts a balancing test to determine whether the scales tilt to a conclusion that inequitable conduct has occurred. J.P. STEVENS, 747 F.2d at 1560. Although the challenger has the burden of producing clear and convincing evidence on both materiality and intent, when the Court weighs the evidence to determine the existence of inequitable conduct, the more material the omission, the less culpable the intent required, and vice versa. N.V. AKZO V. E. I. DU PONT DE NEMOURS & CO., 810 F.2d 1148, 1153 (Fed. Cir. 1987).

     1.   THE ORIGINAL PATENT

          Honeywell argues that Litton was guilty of inequitable conduct in connection with the '958 patent and that this conduct renders the reissue unenforceable. If inequitable conduct during the prosecution of the original application is found, reissue is not available to obtain new claims to thereby rehabilitate the patent. HEWLETT-PACKARD CO. V. BAUSCH & LOMB INC., 882 F.2d 1556, 1563 n.7 (Fed. Cir. 1989), CERT. DENIED, 493 U.S. 1076 (1990);
APPLICATION OF CLARK, 522 F.2d 623 (C.C.P.A. 1975). Specifically, Honeywell charges that, although Litton obtained issuance of the '958 patent based on the argument that rotation of the substrate was novel, Litton knew at the time that rotation of the substrate was old.

          a.   Materiality

               Information is material if a substantial likelihood exists that a reasonable examiner would consider it important in deciding whether to allow the patent to issue. FOX INDUS., INC. V.

STUCTURAL PRESERVATION SYSTEMS, INC., 922 F.2d 801, 803 (Fed.  Cir. 1990).

     Although Litton submitted NO PRIOR ART in connection with its application for the '958 patent, the examiner rejected Litton's original claims on the ground that the prior art discovered by the examiner rendered the patent obvious. To avoid the examiner's obviousness rejection, Litton proposed to limit its independent claim 1 in the following manner:

     and continuously rotating said base during the deposition of said multiple optical layers.

(Exhibit 5593 at 31). In connection with its proposal, Litton argued through its in-house attorney, Ernest L. Brown ("Brown"):

     None of the references teaches nor shows a continuously rotating base during the deposition of the multiple optical layers as described by the applicants and claimed by the applicants in method claim 1 and hence in the dependent claims 3 through 10. . . . Inasmuch as none of the cited patents teaches nor shows the continuously rotating of the base during the deposition of multiple optical layers as claimed in applicants' amended claim 1 and claims dependent therefrom, claims 1 and 3 through 10 are now believed in condition for allowance, and their allowance is respectfully requested.

(Exhibit 5593 at 33-34). The examiner accepted Brown's statement regarding the novelty of substrate rotation and allowed the claims, stating:

     Generally, rotation of a substrate is not indicated when sputtering from a single target. Accordingly, the presence of such limitation in independent claim 1 is considered to be unobvious.

(Exhibit 5593 at 38).

     Brown's statement to the examiner was unquestionably false. Since the examiner obviously would have considered any information in Litton's possession regarding substrate rotation important to his decision to allow the patent, materiality is not in doubt.

          b.   Intent

               To prove intent to deceive, Honeywell must show, by clear and convincing evidence, that the involved conduct, viewed in light of all the evidence, including evidence indicative of good faith, was sufficiently culpable to require a finding of intent to deceive. KINGSDOWN, 863 F.2d at 876. Simple negligence, oversight, or erroneous judgment made in good faith, is never sufficient to show inequitable conduct. J.P. STEVENS & CO., 747 F.2d at 1560.

     "A party charging inequitable conduct may establish a PRIMA FACIE case by showing an unexplained violation of the duty of candor." PARAGON, 984 F.2d at 1192. In a responsive denial, the patentee may show facts which demonstrate that, under the particular circumstances as the applicant or his attorney then perceived them, an inference of wrongful intent should not be drawn. ID.

     The Federal Circuit has inferred intent where the applicant affirmatively submitted misleading information under oath in a situation in which the examiner is unable to investigate the facts. PARAGON, 984 F.2d at 1191 (granting summary judgment with respect to inequitable conduct). That is precisely what happened here. Litton admitted during the reissue proceeding that it had "seen" product brochures similar to the 1977 Veeco catalog and the 1978 Commonwealth catalog before the '958 patent issued. Those two catalogs, as well as the two 1975 Veeco catalogs, the 1975 Technics catalog, and the 1977 Commonwealth catalog, each disclose rotation of the substrate. Wei testified at trial that he had the 1975 Technics catalog in his possession prior to the time the '849 reissue application was filed. Product brochures such as these are not the sort of information which could be uncovered in the examiner's own search and therefore,

Litton's failure to disclose this information to the examiner made it more difficult for him to avoid error in making his decisions. Moreover, because the examiner had no knowledge that Wei had developed the invention by using commercial equipment offered by various vendors, he would not have attached any particular significance to the catalogs.

     At trial, both inventors acknowledged that they knew at the time of the prosecution of the '958 patent that rotation of the substrate was old. Wei also testified that he was in possession of the 1975 Technics catalog that revealed substrate rotation. Hutchings testified that substrates were rotated in coating chambers in 1975 and well before that time. Yet the inventors and Hutchings stood by while Brown convinced the examiner that the '958 patent should be granted based on the novelty of substrate rotation. This evidence is sufficient to establish a prima facie case of intent to mislead the examiner. PARAGON, 984 F.2d at 1192. Since the materiality of the misleading statement is indisputable, Honeywell made a prima facie case of inequitable conduct.
Litton's response is that even if everyone else at Litton knew that substrate rotation was old, Brown did not, and the knowledge of the inventors and Hutchings cannot be imputed to him. Thus, the misrepresentation made by Brown must be viewed as inadvertent.

     When the prosecution began, the attorney in charge of the '958 application was Porter. Porter left Litton and was replaced by Brown prior to Litton's submission of its response to the examiner's first rejection of all of the claims. It was Brown who prepared Litton's amendment filed on April 13, 1978, which resulted in the issuance of the '958 patent. Brown's supervising attorney, Gillmann, testified that he had nothing to do with the prosecution of the '958 patent because he was busy with litigation. He also testified that although he generally supervised both Porter and Brown, he did not do so with respect to the '958 application.

     Wei testified that he took no part in the prosecution of the '958 application other than signing the inventor's oath and talking with Porter regarding whether Wei's or Louderback's name should be listed first on the patent. Louderback testified that he recalled talking to Porter and Gillmann about the application but did not remember any of their conversations except one in which he was asked to write out a statement of the best mode for the invention. Louderback said that he did not recall reading the application prior to signing the oath and that he had no recollection of reading the prosecution history. He also did not remember ever talking to Brown. Hutchings testified that he had nothing at all to do with the application or prosecution of the '958 patent.

     There is nothing in the record to explain why an obviously false statement was made to the examiner. In essence, Litton's position is that in preparing Litton's response to the examiner's rejection, Brown did not talk to either inventor, the Litton attorney who was supervising him, any Litton technical personnel, or anyone else. Rather, using only the prior art found by the examiner himself, Brown independently fashioned a successful, but innocently mistaken, argument that substrate rotation distinguished the '958 invention from the prior art. This argument that there may have been negligence involved in the representations made to the examiner, even gross negligence, but no intentional deception, is a hard one to accept. The signature of a patent attorney on a paper submitted by him certifies that to the best of his knowledge, information, and belief, there is good ground to support the paper. 37 C.F.R. Section 10.18(a). Brown had no knowledge at all, and if one has a duty of candor, to make a statement without any knowledge of whether it is true or false is to make a statement without good ground.(29)

     It is not necessary for an applicant or his attorney to make a prior art search or to disclose prior art of which the applicant "should be" aware. AMERICAN HOIST & DERRICK CO. V. SOWA & SONS, INC., 725 F.2d 1350, 1362 (Fed. Cir. 1984), CERT. DENIED, 469 F.2d 821 (1984). Nonetheless, one should not be able to cultivate ignorance in order to avoid knowledge of well known prior art. FMC CORP. V. HENNESY INDUSTRIES, INC., 836 F.2d 521, 526 n. 6 (Fed. Cir. 1987). Before making an argument to the examiner, Brown was obligated to assure himself that he has SOME factual basis for his statement. But, Brown did nothing and spoke to no one, not even the inventors, before making the argument about substrate rotation. Even Litton's own patent law expert, Professor Gambrell testified that:

      Well, they certainly have an obligation to disclose material information, as I described it, that might be useful to the examiner, but the question of how much of an investigation they have to make is a very fuzzy area. THEY CAN'T STICK THEIR HEAD IN THE SAND AND ACT LIKE THEY DON'T WANT TO KNOW SOMETHING, but on the other hand, they don't have any obligation to go out and make an investigation.

(Transcript at 3149:9-17) (emphasis added).(30)
____________________

     29   Litton offered, but the Court did not admit in evidence what Litton said was a dying declaration from Brown in which he stated that he had no intention to mislead the examiner.

     30   Litton argues that Professor Gambrell's testimony regarding the legal duty of a patent attorney practicing before the patent office established facts which Honeywell failed to refute and that therefore Litton's version of the legal standard must prevail. That argument, of course, is completely meritless. A patent law expert, even if allowed to testify by the court, cannot establish propositions

     Brown appears to have stuck his head in the sand. He was not permitted to do that, and NEITHER WERE THE INVENTORS. Litton is a major company with substantial experience and expertise in the prosecution of patent applications. In the words of Litton's President and Chief Executive officer:

     We're not in banking, we're not in insurance, we're in manufacturing. But if you go down a step further, our business is characterized, some of them, by both of these parameters, some of them by one or the other. But usually high capital investment and high intellectual property, lots of research and development

     The development time on our product -- and I'll just talk here in the Nav Group but its also true if you go look at our oil services businesses -- can be in the tens of millions of dollars. And if you are going to make those kinds of investments, it's absolutely requisite that you protect yourself by having -- you know, effectively by having either patent protection or the lead time or the trade secret and intellectual property protection that you get. Otherwise it's impossible to make those kinds of large investments and ever make a return on your investment. So we depend on intellectual property protection in order to run our business.

(Transcript at 4314:13-4315:5).

With respect to a company such as the one described, it is difficult to credit testimony that no one knew anything about the '958 patent except Brown, and that he made an innocent mistake. Nevertheless, since there is arguably some doubt about Brown's intent, the Court will accept Litton's version of the facts and find that the '849 reissue is not unenforceable on the ground of inequitable conduct in the prosecution of the '958 patent.
____________________

of law which the court must accept unless the opposing party refutes them.

      2.  THE '849 REISSUE

          In support of its contention that the '849 reissue was procured by inequitable conduct, Honeywell points to a number of specific instances in its prosecution, but does not attempt to tie the instances together to show an overriding pattern of deception. However, in viewing the evidence of Litton's conduct as a whole, the Court has concluded that it does support a finding of intent to deceive the examiner regarding highly material issues.

     The identities, if not the roles, of the various Litton counsel and personnel are fairly clear. In June 1983, Litton, through Gillmann, appointed George Netter, a former partner in the firm of Bright and Lorig, as an attorney of record for the '958 patent. This appointment was made four years after the '958 patent issued, but two years before the reissue application was filed. Although Netter appears to have been involved in the decision to seek reissue of the '958 patent, Netter testified that he remembered nothing about that subject. Likewise, his role in the reissue cannot be ascertained because all of the parties involved in the reissue testified that they remember nothing about what Netter did. At his deposition, Netter did remember having seen both the 1977 Veeco catalog and the Laznovsky article, but his memory of this failed at the time of trial.

     In July 1985, in the reissue proceedings, Netter's partners, Patrick Bright ("Bright") and Elwood Kendrick ("Kendrick") were added as prosecuting attorneys. Bright took charge of the prosecution of the patent from that point forward, although the evidence shows that he was involved as early as 1984.(31) He drafted all the written
____________________

     31   Bright did the prior art review in August 1984 which led to Litton's decision to seek reissue.

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

materials provided to the examiner as a part of the prosecution of the '849 reissue. He also coordinated the production of materials from third parties for use in the prosecution with one notable exception. He had no personal contact with the Litton financial officers who signed the reissue declarations. Gillmann, who played no other role in the reissue, procured their signatures.

     Honeywell argues that its case of inequitable conduct is established by (1) a misleading statement regarding catalogs similar to the 1977 Veeco catalog and the 1978 Technics brochure in the patentability report; (2) the omission of pages 79 and 80 of the 1977 Veeco catalog from the patentability report; (3) a misleading statement regarding the date upon which Litton became aware of the prior art cited in the first reissue declaration; (4) Litton's designation of an uninformed financial officer who had absolutely no knowledge of the technology or even of the truth or falsity of the declaration itself to sign the first reissue declaration on its behalf; (5) Litton's submission of 82 prior art references in an indistinguishable mass which were not highlighted or ordered by importance in the "patentability report"; (6) misleading descriptions of the references in the patentability report; (7) concealment of the Laznovsky article; (8) misleading statements in the declaration of David Sadler ("Sadler") filed by Litton in response to the examiner's rejection of Litton's claims as obvious; (8) Sadler's lack of foundation for signing the declaration; (8) misleading statements in the Louderback declaration; and (9) misleading statements in the Baumeister declaration. Although Honeywell's brief argues these allegations somewhat in chronological order, they are best understood if separated into two general categories: procurement of baseless declarations and misrepresentation of prior art.

          a.   Procurement of Baseless Declarations

               Honeywell claims that Litton, with deceptive intent, presented to the examiner four declarations, the content of which was not supported by the knowledge of the declarant. These are, in order of importance, the Baumeister declaration, the Louderback declaration, the first reissue declaration, and a later reissue declaration.

               i.   The Baumeister Declaration

                    As stated, the Baumeister declaration was a crucial part of Paper No. 15 which convinced the examiner that the claims of the '849 reissue should be allowed over his prior obviousness rejections. Baumeister's declaration did not present any new facts or arguments to distinguish the invention from the prior art, but rather provided the examiner with the testimony of a man who was represented to be a person of great skill in the pertinent art. Baumeister's testimony at trial proved beyond question that he was not such a person.

     Rather, despite his impressive credentials, Baumeister knew nothing about the subject invention other than what Litton's attorneys told him and he had read only the specific documents provided to him by them. Although he spoke with authority on the subject of using duoplasmatrons for optical coating, Baumeister testified at trial that he had never used a duoplasmatron and, in fact, had never used any kind of ion source to deposit an optical coating. Likewise, Baumeister's sole basis for the statements he made regarding the claims in the patent was what he had read in the patent itself. Although Baumeister was profoundly unqualified to make the statements in his declaration, and the arguments he made were identical to those already made by Litton, the examiner reconsidered his prior rejections after considering Baumeister's statements. Baumeister's statements were unquestionably material.

     Baumeister's declaration stated:

     I declare that all statements made herein of my own knowledge are true and that all statements made on information and belief are believed to be true; and further that these statements were made with the knowledge that willful false statements and the like so made are punishable by fine or imprisonment, or both, under section 1001 of Title 18 of the United States Code and that such willful false statements may jeopardize the validity of the application or any document or patent resulting therefrom.

(Exhibit 5594 at 149-50). Baumeister's declaration is not made on information and belief, but rather, purports to be based on his own personal knowledge as one skilled in the art. Because Baumeister had no such knowledge about duoplasmatrons or indeed about any kind of ion beam coating, he could not have known whether any of the statements that he made were true or not.(32) The declaration sets forth at length Baumeister's learning and skill, omitting to state that Baumeister had no experience with the technology claimed by the patent.(33) This kind of deliberate artfulness supports a finding of an intent to mislead
____________________

     32   At least one of the statements made by Baumeister without any qualification was in fact not true. He stated, "[i]n 1978, as today, no persons skilled in the methods of forming MULTIPLE LAYER OPTICAL COATINGS would use the duoplasmatron for the purposes disclosed in the '958 patent or for any other purpose.." (Exhibit 5594 at 149). At trial, both Frank Bazzarre and Esther Krikorian testified that they had made multiple layer optical films using duoplasmatrons.

     33   Such an omission would not support a finding of intent to deceive if this were a pioneer patent because, in that case, no one would have used the technology before. Here however, the technology used a commonly available commercial apparatus. The inventors themselves had used such a commercial apparatus in conceiving the invention.

the examiner. PARAGON PODIATRY, 984 F.2d at 1191. Moreover, as in PARAGON PODIATRY, the inference arises not simply from the materiality of the Baumeister declaration, but from the affirmative act of submitting it, its misleading character, and the inability of the examiner to investigate the facts. ID.

     Litton argues that PARAGON PODIATRY is distinguishable because in that case, the Federal Circuit found inequitable conduct in the misleading omission of information regarding ownership interests in the applicant by experts who artfully suggested in their declarations that they were disinterested. Litton points out that Baumeister had no ownership interest in Litton and had consulted for many other companies including Honeywell. However, it was not the ownership interest held by the declarants in PARAGON PODIATRY that supported the finding of inequitable conduct, but rather, the misleading character of the affidavit itself. In PARAGON PODIATRY the Federal Circuit held the affidavits misleading because "the natural consequence of these acts was to lead the examiner to believe that the affiants were disinterested parties, and the patentees were successful in that effort." PARAGON, 984 F.2d at 1191. Here, the natural consequence of Litton's knowing submission of the Baumeister declaration was to lead the examiner to believe that Baumeister, as one skilled in the art, knew the results which could be obtained from Kaufman-type ion beam sources as opposed to duoplasmatrons.

     Such a showing requires that Litton produce SOME evidence that, under the particular circumstances, as Litton's counsel, personnel or employees perceived them, the Court should not draw an inference of wrongful intent. PARAGON, 984 F.2d at 1192. However, the Court is met with a virtually complete failure of memory and a total lack of documents or notes except those as to which the attorney-client privilege is asserted. As to these privileged documents or notes, Litton argues that the Court must not draw an inference of intent to deceive from Litton's assertion of the attorney-client privilege because to do so would deny its right to the privilege. Honeywell, in response, argues that the attorney-client privilege is inapplicable. Privilege, however, is not the issue here, and the Court need not decide the validity of Litton's invocation of it.(34) Honeywell established a prima facie case of intent to deceive. Litton has pointed to NOTHING that refutes that showing. In fact, the record is astonishing in its complete lack of evidence as to what transpired between Litton's counsel and the examiner in the prosecution of the '849 reissue. The Court is left with no evidence to weigh and no inferences to draw. SEE A. B. DICK CO. V. BURROUGHS CORP., 798 F.2d 1392, 1399-400 (Fed. Cir. 1986).

               ii.  The Louderback Declaration

                    The Louderback declaration is notable for its unsupported statements regarding duoplasmatrons. Louderback testified at trial that he had little knowledge about the capability of duoplasmatrons. However, because his declaration is formulated not in absolute statements but in terms of likelihoods, the

____________________

     34   Litton's privilege argument was that because Litton sought the reissue in CONTEMPLATION of asserting the reissued patent in the SUNSTRAND litigation, any communications regarding the reissue were privileged because they would be related to that litigation. Under Litton's argument, documents relating to any reissue application would be unreachable due to attorney-client privilege so long as there is an ongoing case in which the potential reissue patent MIGHT be asserted. That clearly would be an inequitable result, particularly in a case, such as this one, where the reissue patent never was asserted in the litigation from which the privilege was claimed.

misrepresentations in his declaration do not support a finding that Litton committed inequitable conduct.

               iii.      The Nathanson and Sadler Declarations

                    Honeywell points to Litton's designation of two financial officers, neither of whom knew anything at all about the patent or the underlying technology, to sign Litton's reissue declarations. The initial declaration, and several succeeding declarations were signed by a Litton Vice President of Finance named Joel Nathanson ("Nathanson"). Nathanson testified that he played no part in drafting the declaration, made no independent review of the declaration, had no knowledge of the technology, did no investigation, read no documents, did not understand the technical terms used in the claims and specification, in particular the term "Kaufman-type source," and only asked general, non-technical questions of the person who presented the declaration for his signature. Despite signing an oath that all the statements made of his own knowledge are true, Nathanson had NO KNOWLEDGE WHATSOEVER regarding whether the material in any of the declarations he signed was true.

     The version of 37 C.F.R. Section 1.56 which was in effect at the time that Nathanson signed the declaration provided that an application may be stricken from the files for inequitable conduct if a declaration made pursuant to 37 C.F.R. Section 1.63 is signed without review thereof by the person making the declaration. 37 C.F.R. Section 1.56(c)(2). Section 1.63, in turn, describes the kind of declaration or oath required as part of the application for a patent. Nathanson knew nothing about the declaration he signed. Moreover, even if he had read it, Nathanson had no basis for understanding the statements in the declaration he signed because he had no technical knowledge or experience in this area.

     In any case, section 1.63 itself requires that the declaration must state that the person making the declaration "has reviewed and understands the contents of the specification, including the claims, as amended by any amendment specifically referred to in the oath or declaration." 37 C.F.R. Section 1.63. Nathanson's testimony establishes that, whether or not he read the specification, the claims, or the declaration, he did not understand them.

     Bright testified that 37 C.F.R. Section 1.64 allows a corporate officer who signs a reissue declaration in lieu of the inventors to do so on information and belief provided by patent counsel. Section 1.64 does indeed allow parties to sign a declaration upon information and belief if the inventor is dead, is insane, or if the inventor refuses to participate in the application and the application is accompanied by proof of the pertinent facts. Section 1.64 does not, however, make any reference to a reissue application prepared by an assignee. In any case, even if Nathanson were permitted to sign based on information and belief, that does not negate the separate requirement of section
1.63 that he understand the contents of the specification and the claims.

     A declaration by an informed person gives the examiner the benefit of the participation in the application process of a person with first-hand knowledge of the facts. Without the participation of such a person, the examiner is left with only patent counsel.(35) To allow the declaration to be signed by a person with no information at
____________________

     35   Litton's strategy clearly denied the patent examiner any contact with anyone other than Litton's outside patent counsel.

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

all is to make the declaration requirement a meaningless formality. The requirement of 37 C.F.R. Section 1.63 that a declarant understand what he is signing is not obviated by the provision of 37 C.F.R. Section 1.172 that allows an assignee to sign the oath for a narrowing reissue.

     Nathanson's declaration makes a number of unqualified statements, including that "Litton first learned of the impact of [the twenty-two cited prior art references] upon completion, in August 1984, of a review thereof by Litton's outside counsel. . . . "  Honeywell argues that this statement is clearly false because twenty of the twenty-two references had been brought to Litton's attention by foreign patent offices between 1979 and 1983. Whether or not the references called to Litton's attention in foreign prosecutions have significance here, the statement does show why it was improper for Litton to designate an uninformed corporate officer to review the application. If Litton had chosen an informed person to sign the application, that person, with knowledge of the foreign prosecutions, would have been required to substitute less deceptive language in the declaration.

     In addition to the Nathanson declaration, Litton's June 13, 1986 declaration filed in response to the examiner's obviousness rejection was signed by Sadler, yet another uninformed corporate officer. Sadler testified that he had never spoken with any informed person about the declaration, had never read the patent, had no knowledge of the technology at issue, took no steps to determine whether the statements made in the declaration were true, and read none of the cited prior art. Like the Nathanson declaration, the Sadler declaration makes a number of statements about which Sadler clearly had no knowledge at all.

     Although the Court finds that the use of Nathanson and Sadler to sign Litton's reissue declarations violates 37 C.F.R Section 1.63, that an applicant violated a PTO rule or a provision of the Manual of Patent Examining Procedure, does not in and of itself amount to inequitable conduct sufficient to render the patent invalid. SEE NINTENDO OF AMERICA, INC. V. MAGNAVOX CO., 707 F. Supp. 717 (S.D.N.Y. 1989). The violation must be material and it must have been committed with intent to deceive the examiner. Bright's explanation that he believed that an uninformed officer could sign a declaration on information and belief from the patent attorney must be viewed as credible. Thus, if Litton had done nothing else but use Nathanson and Sadler to sign declarations, a finding of intent to deceive would not be warranted. However, these declarations, when taken together with all the other evidence of mistakes, omissions, studied ignorance and deception, do have significance.

          b.   Misrepresentation of Prior Art

               i.   The Footnote about the Product Catalogs

                    Included in the 82 references cited in the patentability report filed by Litton approximately two months after the inception of the reissue prosecution were references to the 1978 Commonwealth catalog and to parts of the 1977 Veeco catalog. The references to the catalogs were followed by a footnote which stated:

     Applicants had seen catalogs similar to these before original U.S. Patent 4,142,958 issued, but INADVERTENTLY did not cite them. They appear to be only of INCIDENTAL interest because the references considered by the U.S. Patent and Trademark Office before the '958 patent issued are far more material.

(Exhibit 5594 at 41) (emphasis added). The statement in the footnote is misleading in several respects. First, although the footnote claims that the catalogs "appear to be only of incidental interest," they each teach rotation of the substrate. Thus, they clearly show that the sole basis for granting the '958 patent was lacking. Moreover, the examiner, unlike Litton's counsel, had no way of knowing that Wei had developed the invention by utilizing the very equipment described in the catalogs, and thus would certainly have found them to be of more than merely "incidental interest." ID.

     Second, the footnote refers to Litton having seen "catalogs similar to these before original U.S. Patent 4,142,958 issued." ID. The testimony at trial is undisputed that Wei had the 1975 Technics catalog while at Litton. Likewise, prior to the issuance of the '958 patent, Hutchings had three Technics catalogs in his possession. Louderback and Hutchings also both testified to having seen Veeco catalogs at Litton, although neither was able to identify which one.
While the 1975 Veeco catalogs and the 1975 Technics catalog each reveal rotation of the substrate and are indisputably material prior art, the 1977 catalogs that Litton cited, with the oblique comment regarding "catalogs similar to these," might have been disregarded by the examiner as published after the critical date.

    The catalogs, and the unnamed catalogs similar to them that had been in Litton's possession, were highly material references which were, as Litton's counsel well knew, of far more than merely incidental interest. They were among the most material references that could have been furnished to the examiner. Moreover, if Litton had "similar catalogs," a fact of which Litton's counsel was obviously aware because they are said to have been reviewed, they should have been provided to the examiner. The circumstances surrounding this artfully worded footnote in the patentability report lend weight to a finding of deceptive intent.

     Bright testified that he did not recall the basis for the statement in the footnote except that he might have discussed the catalogs with Louderback. Likewise, Bright did not recall whether he had ever asked anyone at Litton whether they had any catalogs older than the ones cited in the patentability report. Bright testified that, although he had never seen the catalogs that had been in Litton's possession at the time of the original prosecution, he could definitely state that they were less material than the art already before the examiner.

     He also stated that no one at Litton ever told him that the catalogs had been "inadvertently not cited." The Court is therefore left to wonder why the examiner was told that they were. The footnote must be given some weight in this analysis.

               ii.  Withholding the Laznovsky article

                    That the Laznovsky article is a material reference is not in serious dispute; nor is the fact that Laznovsky was cited to the examiner not by Litton, but by Sunstrand. However, Litton argues that failure to cite Laznovsky is not material because Laznovsky was ultimately brought to the examiner's attention and was considered by him before he allowed the reissue patent. Examiner reliance is not an element of inequitable conduct. DRISCOLL V. CEBALO, 731 F.2d 878, 885 (Fed. Cir. 1984). The Federal Circuit has specifically held that it was inequitable conduct for an applicant knowingly to withhold a material reference even though the examiner eventually discovered the withheld reference and rejected certain claims based on the reference. A. B. DICK V. BURROUGHS CORP., 798 F.2d 1392 (Fed. Cir. 1986).

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

     The question with regard to Laznovsky is whether anyone at Litton knew about the article prior to the time that Sunstrand brought it to the examiner's attention. There is evidence that Litton did have the article. First, at his January 1988 deposition in the Sunstrand case, Louderback stated that he had seen the Laznovsky article either when he was at Litton or before that time. Six months later, in a declaration drafted by Bright for Louderback, Louderback stated that he had first read the Laznovsky article in May or June 1986, after the Sunstrand protest.(36) At trial, Louderback testified that he could not remember when he had first seen the article.
     The record shows that Wei had substantial contact with Veeco, which was Laznovsky's company. In fact, Wei wrote to Laznovsky himself on December, 23, 1974 regarding some substrates he was sending to Veeco for coating. (Exhibit
5226). Wei testified at trial that, although he had written to Laznovsky, he had no idea who Laznovsky was and only wrote the letter on the instructions of Veeco's salesman, Don Murphy.

     David Grant, a former manager in Litton's ring laser gyroscope division, testified at his deposition that he had seen the Laznovsky article while he was at Litton.. He later changed his testimony. If his deposition testimony is correct, he must have seen the article prior to the filing date of the reissue application because Grant left Litton in October of 1984.

     The Laznovsky article was published in the August 1975 issue of R/D magazine. Hutchings testified that although he currently had a
____________________

    36    Louderback's declaration was filed in response to the Patent and
Trademark Office's second request for information in connection with the patent office's internal investigation of Litton's inequitable conduct in connection with the reissue.

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

subscription to the magazine, he could not remember how long he had had it. He also testified that shortly before this action was filed, most of Litton's magazines were discarded, and he therefore had no way of knowing whether Litton was ever in possession of the issue, and if so, when.

     Bright testified that he did not know whether at any time he had tried to determine whether anyone at Litton had ever been in possession of the article. However, Netter testified at his deposition in 1992 that he had seen the Laznovsky article approximately five years earlier in a file in his office.

     In light of the lack of memory on the part of the Litton witnesses, the most persuasive evidence that Litton knew about the Laznovsky article comes from Litton's citation of the 1977 Veeco catalog. In the reissue declaration and thereafter Litton cited only to pages 76 to 77 and 80 to 81 of this catalog. Notably, ON PAGE 79, the 1977 catalog cites to the Laznovsky article. Litton contends that it never had a complete copy of the 1977 Veeco catalog in its possession, but rather that it only had the four pages it cited to the examiner. The evidence shows otherwise.

     Louderback testified that while he was at Litton he saw a Veeco catalog that contained a reference to the Laznovsky article. At his deposition, he testified that it was the 1977 catalog that he had seen. However, at trial he could not identify the precise year of the catalog to which he had referred. What is most telling, however, is that the xerox copy of Litton's original internal French equivalent patent prosecution file shows ghosts of the missing pages on top of the pages that were provided to the French patent office by Litton. (Exhibit 1125). The conclusion is inescapable that Litton had the

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

missing pages, if not the entire catalog, and that by removing the pages, Litton intended to omit the Laznovsky article, which was the single most important piece of prior art which existed. Moreover, in addition to the reference to Laznovsky, the missing pages contain information with respect to both ion beam etching and ion beam deposition using Veeco's apparatus.

     The Court must infer from the facts that have been established that Litton knew about the article and its significance both from the form in which the 1977 Veeco catalog was given to the examiner and from the evidence that persons at Litton knew about the article prior to the filing of the reissue application. Bright and Gillmann's testimony that they simply didn't notice that any pages were missing does not avail Litton. The evidence overall is clear and convincing that Litton knew about the Laznovsky article and intentionally failed to cite it to the examiner. This amounts to a substantial violation of the duty of candor, which by itself could support a finding of inequitable conduct.

               iii. Placing the Most Relevant Art Among a Mass of Less Relevant
                    References

                    Honeywell argues that Litton's submission of the undifferentiated list of eighty-two references in the patentability report rises to the level of inequitable conduct because the examiner was forced to make his way through a sea of marginally important references to find those which were most pertinent. Some cases have held that it was inequitable conduct to bury the most pertinent references within a large list of less pertinent references, particularly if the circumstances are such that the examiner would not carefully examine the art in the list. E.G. GOLDEN VALLEY MICROWAVE

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

FOODS INC. V. WEAVER POPCORN CO. INC., 24 U.S.P.Q.2d (BNA) 1801, 1827 (N.D. Ind.
1992), AFF'D W'OUT OP., 11 F.3d 1072 (Fed Cir. 1993), CERT. DENIED, 114 S. Ct.
2136 (1994) ("it is . . . a violation of the duty of candor and fair dealing with the Patent Office for an applicant or its attorney to disclose a pertinent prior art patent reference to the examiner in such a way as to 'bury' it or its disclosures in a series of disclosures of less relevant prior art references, so that the examiner would be likely to ignore the entire list and permit the application to issue."); PENN YAN BOATS, INC. V. SEA LARK BOATS, INC., 175 U.S.P.Q. (BNA) 260, 272 (S.D. Fla. 1972), AFF'D 178 U.S.P.Q. (BNA) 577 (5th Cir.
1973), CERT. DENIED, 414 U.S. 874 (1973) (applicant who submitted list citing non-pertinent prior art patents while omitting most pertinent known prior art patent mislead the examiner to an extent sufficient to justify a finding of unenforceability).

     Although the list of references in the patentability report is long and contains some references that are less pertinent than others, the Court cannot say that the submission of the list, in itself, supports a finding of inequitable conduct. Bright's argument that he did not wish to mislead the examiner by emphasizing some references at the expense of others that might be interpreted by the examiner or a Court to be more pertinent is persuasive. A patent attorney should be encouraged to err on the side of inclusion, thereby providing as much prior art with an application as possible. There is no evidence that the examiner had any trouble determining which references in the patentability report were the most pertinent.(37) A finding of inequitable conduct is not warranted on this ground.
____________________

     37   He was fortunate in having the benefit of the Sunstrand protest however.

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

               iv. Misleading Descriptions of the References in the Patentability Report.

                    Honeywell contends that Litton mislead the examiner by de-emphasizing the pertinence of the references cited in the patentability report. However, the Court must disagree. It is the role of a patent attorney to make arguments for patentability. Of course, a patent attorney may not make arguments that are frivolous or completely unsupported, or which tend to deceive the examiner, but where a reference is distinguished by a plausible argument, the examiner is able to evaluate the arguments made and there is no reason to fault counsel. AKZO N.V. V. U.S. INT'L TRADE COMM'N, 808 F.2d 1471, 1482 (Fed. Cir. 1986), CERT. DENIED, 482 U.S. 909 (1987) ("The mere fact that Du Pont attempted to distinguish the Blades process from the prior art does not constitute a material omission or misrepresentation. The examiner was free to reach his own conclusion regarding the Blades process based on the art in front of him.").

     Whatever their merit, Litton's arguments to distinguish the references furnished to the examiner do not appear to be violations of the duty of candor.

          c.   The Reissue Prosecution as a Whole

               The prosecution of the '849 reissue cannot have been just a routine transaction to Litton. Rather, Litton decided to seek reissue of the '958 patent while in the midst of a large ongoing trade secret case which involved the claimed subject matter.(38) Litton itself argues that the application for reissue was prompted by the existence of the Sunstrand litigation. Additionally, at the time

____________________

     38   Litton did not assert the '958 patent during that litigation because, no doubt, it knew that it was invalid.

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

Litton decided to seek reissue, Litton knew that Honeywell and others were buying mirrors from Louderback, and this action was brought almost immediately after the reissue was granted. Against a background of these undisputed facts, Litton's story that it retained virtually no notes, documents or records regarding the prosecution of the '849 reissue, and, furthermore, that its witnesses, and its legal counsel in particular, have no recollection of any communications concerning it is difficult to accept. In a company like Litton, this particular reissue prosecution would not have been taken for granted. After all, from Litton's point of view this was a "pioneer" patent. Litton's claim that neither Litton nor its counsel retained any notes or records which are not privileged is placed in doubt by the detailed and specific responses given to the PTO's pointed inquiries concerning inequitable conduct as recently as 1988. These inquiries were directed to what prior art had been known before Litton made particular representations to the PTO, as well as the reasons for the wording of certain representations. Moreover, because there was dissatisfaction with the evasive answers to the first inquiries, the second inquiries were specifically directed to particular individuals. Then, lack of knowledge or failure of memory in answering the inquiries would have put the application in serious jeopardy. Although responses to these inquiries apparently did not satisfy the PTO, they are quite detailed and could hardly have been prepared without some memory by someone at Litton of what occurred. By contrast, at trial, the Litton witnesses had little, if any, memory of the prosecution of the '849 reissue. No explanations, excuses or justifications were offered to refute Honeywell's showing.

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

     In sum, the Court concludes that Litton intentionally presented baseless declarations to the PTO, made misrepresentations to the PTO regarding the product catalogs and failed to cite the Laznovsky article to the PTO in the reissue proceeding. These facts, viewed against the background of the original patent proceedings, furnish clear and convincing evidence of inequitable conduct. The '849 reissue is unenforceable.

C.   INFRINGEMENT

     The jury found that Honeywell infringed the '849 reissue both literally and under the doctrine of equivalents. The jury further found that the infringement was willful. Although the Court concludes that the jury's finding of literal infringement of the '849 reissue is not supported by the evidence, the evidence does support a finding of infringement by Honeywell under the doctrine of equivalents.

     The determination of infringement requires a two-step analysis. First, the claims, which define the invention by means of a series of limitations, must be interpreted to determine their proper scope and meaning. Second, the accused device must be compared to the claim language as interpreted. THE READ CORP. V. PORTEC INC., 970 F.2d 816, 821 (Fed. Cir. 1992).

     1.   Claim Interpretation

          Claim interpretation is a question of law. NORTH AMERICAN VACCINE, INC. V. AMERICAN CYANAMIDE CO., 7 F.3d 1571, 1574 (Fed. Cir. 1993), CERT. DENIED, 114 S. Ct. 1645 (1994). Nevertheless, where a claim is ambiguous and its interpretation depends on the resolution of subsidiary facts which are genuinely disputed, the resolution of these facts may be submitted to the jury with proper instructions. MCGILL, INC. V. JOHN ZINC CO., 736 F.2d 666, 671-72. If, however, there is no

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

genuine factual dispute which requires resolution in order to interpret the claims, but only arguments of the parties as to what the claims MEAN, interpretation of the claims is a question of law. JOHNSON V. IVAC CORP., 885 F.2d 1574, 1579-80 (Fed. Cir. 1989). A claim is interpreted in light of the specification, the prosecution history, the prior art and other claims. ID. The focus of the inquiry with respect to claim language is on what one skilled in the art would have understood the claim to mean at the time the application containing the claim was originally filed. E.I. DUPONT DE NEMOURS & CO. V. PHILLIPS PETROLEUM CO., 656 F. Supp. 1343, 1380, 138A (D. Del. 1987), AFF'D IN PART, VACATED IN PART, REV'D IN PART, 849 F.2d 143 (Fed. Cir. 1988).

     Here, the central claim interpretation dispute is with respect to the meaning of the term "Kaufman-type ion beam source" which is a limitation contained in each of the claims of the '849 reissue. Litton argues that the term means "any broad beam gridded ion beam source," and that the dispute as to its meaning is a factual one to be resolved by the jury. Honeywell's position is that the term means a broad beam ion gun that has (1) a hot wire cathode; (2) an anode; (3) magnets; and (4) grids, and that the meaning of the term is a question of law. In light of the file history of the '849 reissue, there is no ambiguity with respect to the term "Kaufman-type ion beam source," and there is no GENUINE factual dispute concerning its meaning. The interpretation of the term is a question of law, and the Court determines that Honeywell's interpretation is correct.

     The language of Claim 1 of the original '958 patent does not describe the source of the ion beam which is used to bombard the target. However, when the meaning of a claim term is in doubt, courts

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

look to the specification for guidance. NORTH AMERICAN VACCINE 7 F.3d at 1576. The specification in the '849 reissue is the same as that found in the '958 patent, and it states:

          The ion beam gum [sic] 4 is a commercially available ion omitting [sic] aparatus [sic] GENERALLY KNOWN IN THE ART AS A KAUFFMAN [SIC] TYPE ION BEAM GUN. The gun's CATHODE 6 IS A THERMONIC [SIC] EMITTER, I.E., IT EMITS ELECTRONS BY PASSING AN ELECTRIC CURRENT THROUGH IT WHICH HEATS THE WIRE. The cathode 6 emits electrons which are accelerated towards the ANODE 8. The electrons being accelerated from the cathode to the anode strike argon atoms and in so doing dislodge electrons from the argon. The results are positively charged argon ions which are accelerated away from the anode and towards the GRIDS 12 and 14. PERMANENT BAR MAGNETS 10 attached to the anode introduce a magnetic field into the area between the cathode and the anode which cause the electrons traveling towards the anode to spiral. This spiral motion effectively increases the distance which the electrons travel in reaching the anode and thereby increases [sic] number of collisions between electrons and argon atoms. (Emphasis added.)

(Exhibit 5594 at 9) Litton depicted this Kaufman-type ion beam source in Figure 1 of the '958 patent. The written specification and the drawing show that this Kaufman-type ion beam source has: (1) a hot wire cathode; (2) an anode; (3) magnets; and (4) multi-aperture grids. The same claim language, as well as the same specification and drawing of the original '958 patent was used in the '849 reissue.

     During the '849 reissue proceedings, in response to the examiner's obviousness rejections, Litton argued that a duoplasmatron, which must indisputably be included within the definition of a source for an "ion beam," could not be used to manufacture the high quality multi-layer optical films described in the '849 reissue application, and that only a Kaufman-type ion beam gun would produce the unexpected result. The examiner did not accept this argument and remarked that:

     As for applicants' arguments based upon an alleged unexpected result obtained by use of a Kauffmann [sic] type ion gun rather than a duoplasmatron type ion gun, it is noted that most of the claims are not limited to ANY PARTICULAR TYPE OF ION GUN; THUS APPLICANTS ARE ARGUING A LIMITATION NOT IN THE CLAIMS. Moreover, Kauffmann [sic] type ion sources are standard in the art; their use in ion beam sputtering apparatus constitutes nothing unobivous [sic]. See e.g. Lanovsky at page 47, column
     1. Lastly, applicants merely allege an unexpected result; NO COMPARATIVE DATA ARE SUPPLIED.(39)

ID. at 109 (emphasis added). As discussed, the '849 reissue was only allowed after Baumeister convinced the examiner that the unexpected result claimed could only be obtained by using a Kaufman-type ion beam gun. In submitting Baumeister's declaration, Litton said:

     The Examiner interprets the claim as including a duoplasmatron which would make the claimed method unworkable. For this reason, Applicants need not add the words "Kaufman gun" or "Kaufman source" to claim 1 because claim 1 cannot properly be construed to refer to any other ion beam gun but the Kaufman gun.

ID. at 131.

     In Baumeister's declaration at paragraph 20, he stated unequivocally that:

     Those skilled in the coating arts, in reading claims 1 and 3-10 of this application for reissue, knowing that duoplasmatron sources are unworkable for making multiple layer optical coatings of any kind, let alone the multiple layer optical coatings referred to in claims 1 and 3-10, would reasonably construe these claims to refer not to duoplasmatron sputtering sources, BUT ONLY TO THE KAUFMAN-TYPE ION-BEAM GUNS REFERRED TO IN THE SPECIFICATION OF THIS APPLICATION. Reading the claims as referring to a duoplasmatron would not be a reasonable interpretation since one of ordinary skill would know that a duoplasmatron is impractical for making multiple layer optical films.


____________________

     39   In paper No. 11, the examiner characterized what Litton was describing as a "conventional well known apparatus."

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

ID. at 149. There is no doubt that Baumeister's argument convinced the examiner because the claims were then allowed, but ONLY IF the "Kaufman ion gun limitation in claim 1" was incorporated in every claim. Looking at the file history, it is difficult to argue that the term is in any way ambiguous. The examiner was persuaded to allow the '849 reissue on the condition that Litton amend each of the claims to include a limitation to the Kaufman-type ion beam source in the specification.(40) The source described in the specification was claimed to be the ONLY ion beam source that would produce the unexpected result of high reflectivity and low back-scatter, and it was claims limited to this type of ion beam source that were allowed. The Court agrees with Litton that the Kaufman-type ion beam gun in the specification and drawing is gridded and that it produces a broad beam. However, Litton never argued that ANY broad beam gridded ion beam source would produce the unexpected result claimed. Although a duoplasmatron has a narrow beam and a Kaufman-type ion beam gun has a broad beam, there is not a single place in the extensive file history of the '849 reissue where Litton ever uses the term "broad beam gridded ion source," even though, as Honeywell correctly points out, there are references in the file history to a number of other broad beam ion sources. Baumeister argued the result Litton had achieved was possible ONLY with the ion beam gun in the specification. He did that because neither he nor Litton knew what results could be achieved by the use of any ion beam sources other than duoplasmatrons and the Kaufman-type ion beam gun in the specification. They had no "comparative data."
____________________

     40   The declaration was drafted by Litton's patent counsel and then, according to Baumeister, negotiated with him.

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

     This is not a case where the Court is limiting the scope of the patent to its preferred embodiment. MARTIN V. BARBER, 755 F.2d 1564, 1567 (Fed. Cir.
1985). This is a case in which Litton's patent counsel and its declarants chose the particular words to convince the examiner that the unexpected result obtained by Litton warranted the allowance of the claims.(41) Baumeister represented that the claimed result could not be achieved by the use of a duoplasmatron as contrasted with the result which could be achieved with the Kaufman-type ion beam gun "in the specification." The inventor himself testified that the claims in the '849 reissue were based on the result obtained by the use of the ion beam gun in the specification. If Litton claimed all such ion sources, so long as they were broad beam gridded sources, it could have easily said so. However, the examiner might then have wanted to see some comparative data. For excellent reasons, Litton did not claim all such sources, and the mere argument that that is what Litton meant but did not say does not create a doubt or ambiguity concerning the claims' language. "A patent applicant cannot disclose and claim an invention narrowly, and then, in the course of an infringement suit, argue effectively that the claims should be construed to cover that which is neither described nor enabled in the patent." NORTH AMERICAN VACCINE, 7 F.3d at 1577. Litton cannot be permitted to do that here.

     Although the term "Kaufman-type ion beam source" is not generic in the sense that it includes ANY broad beam gridded ion source, even with the Court's narrower interpretation, there is substantial evidence to support a finding of infringement by Honeywell. To
____________________

     41    In his declaration, which is part of Paper No. 15, Gerald Isaacson discusses ONLY the Ion Tech gun in the specifications.

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

establish infringement, every limitation in a claim must be found in the accused process exactly or by a substantial equivalent. JURGENS MCKASY, 927 F.2d 1552, 1560 (Fed. Cir. 1991). Honeywell's processes do not LITERALLY infringe the '849 reissue, but the jury's finding that Honeywell infringed the '849 reissue under the doctrine of equivalents must be upheld in part.

     2.   Literal infringement.

          Literal infringement requires that, after comparing the accused process with each claim allegedly infringed, each claim limitation in the allegedly infringed process must be present in the accused process. HI-LIFE PRODUCTS INC. V. AMERICAN NATIONAL WATER-MATTRESS CORP., 842 F.2d 323, 325 (Fed. Cir. 1988). The jury was instructed to compare each of the limitations of the allegedly infringed claims of the '849 reissue to the Honeywell processes, and to determine if each of these limitations could be found in the accused processes. The jury was given a set of questions to answer. In answer to Question 2, the jury adopted Litton's interpretation of the term "multiple layer optical films" and found that the term meant "any type of multiple layer optical film including a graded index film structure." In answer to Question 3, the jury adopted Litton's interpretation of the term "continuously rotating said base during the deposition" and found that the term meant "any type of continuous rotation of said base during the deposition, including Honeywell's planetary substrate motion." The interpretation of these claim terms in Questions Nos. 2 and 3 raised factual issues which required resolution. Several sophisticated experts on both sides testified as to the meaning of these two terms as they would be understood by those skilled in the art, and there is substantial evidence in support of

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

these two findings. On the other hand, the jury was asked in Question 1 whether the term "Kaufman-type ion beam source" meant "Honeywell's definition: "Only that ion beam gun described in the specification section of Litton's patent, which includes any ion beam gun with a hot wire cathode, an anode, magnets, and multi-aperture grids," or Litton's definition: "Any broad-beam, multiapertured, gridded ion beam source, which includes any hollow cathode gun and any radio frequency gun," and it chose Litton's definition, one the Court finds to be in error. Interpreting the term as the Court does, a "Kaufman-type ion beam source," which is a limitation in every claim of the '849 reissue, is not literally found in either Honeywell's process that employs a hollow cathode ion beam source or its process that uses an RF ion beam source. The hollow cathode employed in Honeywell's process does not have a hot wire. Further, as discussed INFRA, the RF ion beam source does not have a cathode of any kind, and does not work in substantially the same way as Litton's process. The evidence does not support the jury's finding that either of these processes literally infringe the claims of the '849 reissue.

     3.   Infringement under the Doctrine of Equivalents

          In addition to finding that the claims of the '849 reissue were literally infringed by Honeywell's processes, the jury found that these processes also infringed the '849 reissue under the doctrine of equivalents. This doctrine is "designed to protect a patentee from an infringer who appropriates the invention but avoids the literal language of the claims . . . ." ATLAS POWDER CO. V. E.I. DU PONT DE NEMOURS & CO., 750 F.2d 1569, 1579 (Fed. Cir. 1984). To this end, the doctrine permits a finding of infringement when the accused process and the claimed invention are found to "perform substantially the same

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

function in substantially the same way to yield substantially the same result." ID. Equivalence is a question of fact to be determined as of the time the infringement takes place. Therefore, the fact that one skilled in the art would not have known of the equivalent at the time the patent application was filed or the patent was issued is not determinative with respect to the application of the doctrine. ID. at 1581. Thus, "changing the patented invention with advances developed subsequent to the patent could infringe under the doctrine of equivalents." ID. Although "designing around" the patent does not necessarily require that the patent be saved by invocation of the doctrine of equivalents, the doctrine most often is applied in cases involving mere formal alterations or improvements to the patented process or device. SEE, E.G., STANDARD HAVENS PROD'S, INC. V. GENCOR INDUS., INC., 953 F.2d 1360, 1371 (Fed. Cir. 1991), CERT. DENIED, 113 S. Ct. 60 (1992); CMI CO. V. METROPOLITAN ENTERS., INC., 534 F.2d 874 (10th Cir. 1976).

     The applicable range of equivalents is dependent upon the nature of the invention. The broadest protection under the doctrine of equivalents is reserved for pioneer or generic patents which cover a function never before performed, a wholly novel device, or one of such novelty and importance as to mark a distinct step in an art's progress as distinguished from a mere improvement or perfection of what had gone before. "Liberality is the keynote of construction of a pioneer patent." 3 Rosenberg, PATENT LAW FUNDAMENTALS,
Section 17.07(l) at 17-95 (1994 rev.). However, a patent need not be a pioneer patent to be entitled to a substantial range of equivalents. HUGHES AIRCRAFT CO. V. UNITED STATES, 717 F.2d 1351, 1362 (Fed. Cir. 1983).

     In light of the history of the '849 reissue, it cannot seriously be argued that it is a pioneer patent. It is in fact what the examiner continued to say it was until he listened to Baumeister: "an obvious process . . . using a conventional well known apparatus." Therefore, even assuming, as the Court must for this discussion, that the '849 reissue is valid, this narrow patent cannot be accorded the range of equivalents due a process never before performed or an invention of novelty and importance. However, if it is valid, it should be permitted a range of equivalents commensurate with its significance as an invention unless prosecution history estoppel bars the application of the doctrine of equivalents altogether.

          a.   Prosecution history estoppel

               The doctrine of prosecution history estoppel "precludes a patent holder in an infringement suit from obtaining a construction of a claim that would effectively resurrect subject matter surrendered during the course of proceedings in the Patent and Trademark Office." 4 Chisum, PATENTS Section 18.05(l) at 18-153 (1993). The doctrine is most often involved where the applicant has specifically narrowed his claims by amendment or cancellation to avoid prior art rejections by the examiner. Generally, estoppel is not involved when the amendment is designed to remedy a Section 112 indefiniteness objection. SEE MOELLER V. IONETICS, INC., 794 F.2d 653 (Fed. Cir. 1986). However, the line to be drawn between the two types of amendment is not always a clear one. As the court stated in LOCTITE CORP. V. ULTRASEAL. LTD., 781 F.2d 861 (Fed. Cir. 1985):

          HUGHES AIRCRAFT CO. V. U.S., 717 F.2d 1351, 1362, 219 USPQ 473, 481
          (Fed. Cir. 1983), acknowledged the view of some courts 'that virtually any amendment of the claims creates a "file wrapper estoppel" effective to bar all resort to the

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

          doctrine of equivalents.' However, HUGHES 'reject[ed] that view as a wooden application of estoppel, negating entirely the doctrine of equivalents and limiting determination of the infringement issue to consideration of literal infringement alone.' ID. The court concluded:

               Amendment of claims is a common practice in prosecution of patent applications. No reason or warrant exists for limiting application of the doctrine of equivalents to those comparatively few claims allowed exactly as originally filed and never amended. Amendments may be of different types and may serve different functions. Depending on the nature and purpose of an amendment, it may have a limiting effect within a spectrum ranging from great to small to zero.

          ID. Thus, whenever the doctrine is evoked, 'a close examination must be made as to, not only what was surrendered, but also the reason for such a surrender;' the fact that claims were narrowed 'does not always mean that the doctrine of file history estoppel completely prohibits a patentee from recapturing some of what was originally claimed.' BAYER AKTIENGESELLSCHAFT V. DUPHAR INTERNAT'L RESEARCH, 738 F.2d 1237, 1243, 222 U.S.P.Q. 649, 653 (Fed. Cir. 1984).
Litton argues that the Supplemental Amendment filed on June 2, 1987 which limited all of the claims in the '849 reissue to ion beams "produced or derived from a Kaufman-type ion beam source" was only for the purpose of making explicit what Litton had always viewed as implicit in the claims "in light of the specification." (Exhibit 5594 at 240.) Contending that the amendment did not give rise to an estoppel, Litton points out that the reissue declaration states that the amendment was "necessary to make the claim read with sufficient definiteness to satisfy 35 U.S.C. Section 112, second paragraph" as required by the examiner. In response, Honeywell argues that since the file history contains references to many other types of ion beam sources, by amending, Litton limited itself to ONLY the ion beam source in the

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

specification. Thus, Litton cannot now claim infringement by a process employing an ion beam source that does not have, as the one in the specification does, a hot wire cathode, an anode, a magnet and grids. It is Honeywell's position that prosecution history estoppel precludes Litton from attempting to broaden the claims by the application of the doctrine of equivalents to cover Honeywell's hollow cathode or its RF ion source. Although the question is not without some degree of doubt, the Court concludes that Litton is not estopped to claim SOME range of equivalents.

     The file history has been discussed. The essential question is whether Litton surrendered anything in amending the claims, and, if so, what? At least the one thing that is certain is that Litton surrendered duoplasmatron sources to secure the allowance of its claims. Prior to the filing of Paper No. 15 and the conversations with Litton's counsel and Baumeister that followed its submission, the examiner had concluded that the claims should be rejected as obvious. Paper No. 15 and the conversations that followed its filing overcame the examiner's Section 103 rejection by convincing him that duoplasmatron sources could not achieve the unexpected result obtained by the use of the Kaufman-type ion beam source described in the specification.(42) Therefore, the examiner agreed to allow the claims if they were amended to make clear that not ALL ion beam sources were claimed, but only the Kaufman-type ion beam source. Litton contends that it is clear from the reissue declaration that the amendment was only to make explicit what was always implicit, and that if the examiner didn't agree, he could have said so. However, the amendment was not only to

____________________

     42   Duoplasmatrons would be too slow and expensive.

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

satisfy Section 112(2)--if Litton had not agreed to limit the claims to the Kaufman-type ion source, the prior rejection, based on obviousness, would have been made final. Honeywell is correct that the examiner had before him references to many other ion beam sources,(43) but the file history does not indicate that these other sources were ever the subject of discussion with the examiner--only duoplasmatron ion beam sources and the ion beam source in the specification were specifically mentioned by the examiner in making his determination. Baumeister's argument was based on the distinction to be drawn between only these two sources. Thus, although Litton might now be estopped to claim duoplasmatron sources, placing the examiner's actions in context, it is arguable that Litton should not be estopped to claim some other ion beam sources as equivalents. As stated, Honeywell's view is that Litton is estopped to claim ANY range of equivalents, and Litton's view is that there is no estoppel at all. In light of the substantive narrowing of the claims, there is no merit in Litton's position. Moreover, whatever the merit in Honeywell's position may be, the Court finds it unnecessary to determine the precise scope of the estoppel in order to resolve the infringement issues now before the Court.(44)

____________________

     43   As Honeywell points out, the prior art references describe not only narrow beam duoplasmatrons, but also broad beam duoplasmatrons. The references also include gridded broad beam Finkelstein sources, inductively coupled radio frequency guns, colutron guns and the guns described in the Harper chapter attached to Baumeister's declaration submitted to the examiner as part of Paper No. 15.

     44   The change from any source for "an ion beam" to a "Kaufman-type source" for an ion beam was clearly a substantive one, and the original claim is NOT identical to the amended claim.

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

          b.   Application of the doctrine of equivalents

               The finding of infringement by Honeywell's hollow cathode process is supported by substantial evidence even accepting the Court's narrow interpretation of the term "Kaufman-type ion beam source." Without resort to the doctrine of equivalents, the hollow cathode source is a "Kaufman-type source" despite its lack of a hot wire. Applying the doctrine of equivalents, Honeywell's hollow cathode ion beam source performs substantially the same function as the Kaufman-type ion-beam source in the specification of the '849 reissue, and it does so in substantially the same way even though it does not have a hot wire cathode. Also, it yields substantially the same result. From the testimony, the hollow cathode ion beam source is in fact merely a modification or improvement of the Kaufman-type ion beam gun in the specification. It improves the operation of the process in that it substantially alleviates the maintenance problems involved in the use of the hot wire. Thus, this source is either within the meaning of "Kaufman-type source" as used in the claims, or within the narrowest range of equivalents which must be accorded the '849 reissue. Thus, Honeywell's hollow cathode process infringes the '849 reissue. On the other hand, substantial evidence does not support the jury's finding of infringement under the doctrine of equivalents with respect to Honeywell's process which employs an RF ion beam source.

     The Kaufman-type ion beam source, having as its principal elements a hot wire cathode, an anode, magnets and grids, is described in the specification quoted above. Honeywell's RF ion beam source(45)


____________________

     45   These sources date from the 1960s.

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

consists of a cylindrical insulating discharge chamber around which is coiled an RF oscillating discharge coil. A type of gas is introduced into the discharge chamber as the source material for the ions. The oscillating RF energy that is radiated from the coil propagates RF energy within the discharge chamber, thereby energizing the electrons and ionizing the gas therein. The ions are then accelerated and extracted from the chamber by multi-aperture grids. As can be seen from the description, this source does not have a cathode at all. There is no electron emitting element inside the discharge chamber. Rather, electrons are excited inside the discharge chamber and ions thereby produced by induction from the RF oscillating coil that encircles the insulating wall of the chambers. Clearly, the RF ion beam source does not produce ions in the same way as the "Kaufman-type ion beam source," although arguably it does produce a similar, but much improved and less contaminated result. This source was in existence and known to those skilled in the art at the time the application for the '958 patent was filed, a time long before the discussions that Litton and Baumeister had with the examiner following the filing of Paper No. 15.

     Although prosecution history estoppel may not altogether preclude Litton from claiming infringement by processes using ion beam sources other than the one described in the specification, the doctrine of equivalents cannot be extended so far as to place Honeywell's RF ion beam process within the reach of the '849 reissue. The '849 reissue is not a pioneer patent and it cannot be broadened in this fashion. Honeywell did not infringe the '849 reissue by the use of its RF ion beam process.

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

D.   Intervening Rights

     On October 7, 1991, the Court granted Honeywell's Motion for Partial Summary Judgment for an Order Finding that U.S. Patent 32,849 and U.S. Patent 4,142,958 Are Not Identical Pursuant to 35 U.S.C. Section 252. On November 7, 1991, the Court reconsidered and vacated its grant of Honeywell's Motion for Partial Summary Judgment because it determined that there were triable issues of fact regarding whether the '958 patent and the '849 reissue were identical within the meaning of 35 U.S.C. Section 252. After hearing all of the evidence, the Court determined that no reasonable jury could find that '958 patent and the '849 reissue are identical within the meaning of 35 U.S.C. Section 252 and granted part six of Honeywell's Motion for Judgment as a Matter of Law. Accordingly, the Findings of Fact and Conclusions of Law filed on October 7, 1991 in conjunction with the Court's original order granting Honeywell's Motion for Partial Summary Judgment and for an Order Finding that U.S. Patent 34,849 and U.S. Patent 4,142,958 are Not Identical Pursuant to 35 U.S.C. Section 252 are adopted by the Court and reinstated.

E.   Supplemental State Law Claims

     1.   Intentional Interference with Contractual Relations

          Litton claims that at the time Honeywell began buying mirrors from Louderback and his company, Ojai Research (collectively "Louderback"), it tortiously induced Louderback to violate his licensing agreement with Litton. The jury found for Litton on this claim and assessed the damages at $1.2 billion. Honeywell now argues

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

that the jury's verdict cannot be supported as a matter of law. The court is in agreement with Honeywell.(46)

     The elements of intentional interference with contractual relations are "(l) a valid contract between the plaintiff and a third party; (2) the defendant's knowledge of this contract; (3) the defendant's intentional acts designed to induce a breach or disruption of the contractual relationship; and
(5) resulting damage." PACIFIC GAS & ELEC. V. BEAR STEARNS & CO., 50 Cal. 3d 1118, 1126, 270 Cal. Rptr. 1, 3-4 (1990).

     To establish that Honeywell induced Louderback to breach his contract with Litton, Litton must show either that Louderback actually breached the contract or that his contractual relationship with Litton was disrupted by Honeywell in a way that made Litton's performance of the contract more costly or burdensome. PACIFIC GAS & ELEC., 270 Cal. Rptr. at 6-7. The April 1981 contract at issue here licenses Louderback to use the '958 patent process and to sell products manufactured by the process (Exhibit 1079 at 6, Section 2.1). As part of the agreement Louderback agreed not to sell any products manufactured by the process for end use in a laser inertial instrument to anyone other than Litton. By its terms, the contract licensed Louderback to use both the '958 patent process and Litton's "proprietary information."

     Litton could not, of course, restrain Louderback from using technology in the public domain. The Ninth Circuit has recognized


____________________

     46   The Court finds no evidence in the record which would warrant discussion of any liability of General Optic's for either of the state law torts.

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

that the theory of inducing breach of contract may not be used to assert an invalid patent. It has stated:

     If a patent holder can exact from another a promise not to infringe, and thereby recover from one inducing the breach of that promise, in the absence of a valid patent, the patent holder is afforded more protection than the patent laws allow. The patent holder acquires this additional protection 'merely because he . . . chose one remedy (inducement to breach a contract not to infringe) rather than another (inducement to infringe) on the same substantive issue.' Federal policy favoring free competition in ideas not meriting patent protection cannot be so easily subverted.

MASSILLON-CLEVELAND-AKRON SIGN CO. V. GOLDEN STATE ADVERTISING CO., 444 F.2d 425, 428 (9th Cir. 1971), CERT. DENIED, 404 U.S. 873 (1971), QUOTING, KATZINGER
CO. V. CHICAGO METALLIC MFG. CO., 329 U.S. 394 (1947). Thus, to the extent that the licensing agreement purported to restrict Louderback's use of the process claimed by the '958 patent, Litton may not use the agreement as an alternate route to enforcing that patent against Honeywell. The Court notes that this would be the case even if the '849 reissue were valid because, as the Court has previously ruled under the doctrine of intervening rights, Honeywell's activity prior to the granting of the '849 reissue cannot give rise to infringement liability.

     The Ninth Circuit's decision in MASSILLON-CLEVELAND cannot, however, completely shield Honeywell from liability for inducing Louderback to breach the contract. The contract, by its terms, could be breached by Louderback not only if he sold products made by the patented process to Honeywell to be used for a purpose proscribed by the agreement, but also if Louderback used Litton's trade secrets in manufacturing such products for such a purpose. The Supreme Court has made clear that patent law does not preempt or invalidate trade secret law and that contracts to license or protect trade secrets are not in

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

conflict with the objectives of the patent law. KEWANEE OIL CO. V. BICRON CORP., 416 U.S. 470 (1974). Thus, to the extent Honeywell induced Louderback to use Litton's trade secrets in the manufacture of mirrors sold by Louderback to Honeywell, Honeywell could be liable to Litton.

      Nonetheless, Litton cannot prevail on its claim of interference with contractual relations on the theory that trade secrets were improperly used because there is a total absence of proof that Louderback ever actually used any Litton trade secret in manufacturing a mirror for Honeywell. Likewise, the record contains no evidence that Louderback ever revealed any trade secret to Honeywell. Thus, the record does not show that Louderback ever actually BREACHED the contract by using or revealing Litton's trade secrets.

      It is uncontroverted that Louderback used a process DIFFERENT from Litton's process when he made the mirrors for Honeywell. Much of the case turned on whether that process, though different, nonetheless infringed Litton's '849 reissue. However, the record contains NO EVIDENCE WHATSOEVER that Louderback's new process made use of Litton's trade secrets. In fact, the record does not even reveal what Litton contends its trade secrets were.

     Litton had the burden of proving that Louderback used one or more of its trade secrets in breach of the agreement. RICHARDSON V. SUZUKI MOTOR CO. LTD., 868 F.2d 1226, 1243 (Fed. Cir. 1989), CERT. DENIED, 493 U.S. 853 (1989).
Litton did not meet the burden of proving that it had any trade secrets, and, if so, what they were. Moreover, if it had trade secrets, Litton made no attempt to prove which ones were actually used, what they were used for or when they were used. Litton argues, however, that because Louderback entered into the agreement in the first instance, his later and admittedly different process MUST have made use of Litton's trade secrets. In effect, Litton argues that a showing of the existence of a valid contract, together with sales by Louderback to Honeywell, relieves it of the burden to show that Louderback did in fact breach the contract.

     The mere existence of an agreement not to use plaintiff's trade secrets does not relieve plaintiff of the burden to prove that the defendant accused of appropriating the trade secrets did in fact make use of them, AND that the use was prohibited by the agreement. Were Litton suing Honeywell directly for trade secret appropriation, it would have to prove that it had secrets and that Honeywell used them in violation of Litton's rights. Likewise, if Litton were suing Louderback for breach of the agreement on a trade secret theory, it would have to show that Louderback breached the agreement by using or revealing a trade secret belonging to Litton. A contract to restrict the use of trade secrets cannot itself establish that trade secrets actually existed or that they were infringed. SCOTT V. SNELLING & SNELLING, INC., 732 F. Supp. 1034, 1043 (N.D. Cal. 1990) ("Snelling's argument in reliance on contractual language begs the question: before the Court can enforce the covenant restraining competition in the franchise agreements on the basis of the use of trade secrets, it must determine for itself whether the information actually used constitutes a trade secret subject to judicial protection at all.").

     Litton argues that because it brought an indirect claim against Honeywell, instead of a direct claim against Louderback, it need not show that the contract was breached. While a showing that the contract was actually breached is not necessary to prevail in every case of interference with contractual relations, in the absence of such a showing the plaintiff must show that the interference made the plaintiff's performance more costly or burdensome. PACIFIC GAS & ELECTRIC, 270 Cal. Rptr. at 6-7. Litton has failed to make that showing. Because the '958 patent was invalid, the '849 reissue is subject to serious challenge, and Litton has not shown the appropriation of any trade secret, Louderback may have done nothing he was not otherwise entitled to do. He had every right to sell products made by a process in the public domain to anybody he wished.

    The record does not establish appropriation, and therefore it also does not establish breach. If Louderback did not breach the contract, it is impossible to discern how Litton was damaged. Litton does not argue that Honeywell caused Louderback to cease selling mirrors to Litton or that Honeywell ever induced Louderback to take any action which would disrupt Louderback's relationship with Litton. In the absence of proof of a trade secret violation, the only damage that Litton can point to is the cost of bringing this litigation. The cost of litigation brought to assert the plaintiff's contractual rights, however, is not the type of damage that can be recovered on the theory of an intentional interference with contract. PACIFIC GAS & ELECTRIC, 270 Cal. Rptr. at 12.

     Notably, even the broader tort of interference with prospective economic advantage requires that the relationship between the prospectively contracting parties actually be disrupted. PACIFIC GAS & ELECTRIC, 270 Cal. Rptr. at 6
n.8. How Litton's relationship with Louderback was disrupted by Honeywell's action was never established on this record. The jury indicated its ultimate conclusion on the verdict form when it wrote the words "Honeywell DID use wrongful means" on it. However, those words cannot, in and of themselves, substitute for proof of the elements of the tort.

     Were the Court to accept Litton's intentional interference with contract argument, the result would be to expand the scope of protection for trade secrets beyond the permissible boundaries now set by existing law. Indeed, the acceptance of Litton's argument would undermine California's statutory policy against contracts in restraint of trade. California Business & Professions Code section 16600 provides that, with certain exceptions, every contract by which anyone is restrained from engaging in a lawful profession, trade, or business is void. Cal. Bus. & Prof. Code Section 16600. Although section 16600 does not invalidate contracts for the protection of trade secrets, it does render such contracts unenforceable absent proof that the trade secret was actually used. RIGGING INT'L MAINTENANCE CO. V. GWIN, 128 Cal. App. 3d 594, 614, 180 Cal. Rptr. 451, 463 (1982). Were the Court to allow the enforcement of a restraint on trade without proof that a trade secret was actually used, the Court would, in effect, violate the proscription of section 16600. Honeywell's motion for JMOL is granted as to this claim.

     2.   Intentional Interference with Prospective Economic Advantage

          Litton contends that Honeywell intentionally interfered with Litton's relationship with Boeing, McDonnell Douglas and Airbus.(47)
____________________

    47    In its Third Amended Complaint, Litton did not allege interference with the those contracts, but rather that Honeywell, through its German subsidiary, Sondertechnik, intentionally interfered with a business relationship between Litton and the German Air Force. Likewise, the pretrial conference order makes no reference to the domestic customer interference argument made by Litton. No evidence regarding either Sondertechnik or the German Air Force was ever introduced and Honeywell now argues that Litton's claim for prospective interference with economic advantage should be dismissed for failure of proof. However, Honeywell agreed to jury instructions

     [T]he elements of intentional interference with prospective economic advantage are (1) an economic relationship between the plaintiff and some third person containing the probability of future economic benefit to the plaintiff; (2) knowledge by the defendant of the existence of the relationship; (3) intentional acts on the part of the defendant designed to disrupt the relationship; (4) actual disruption of the relationship; and
     (5) damages proximately caused by the acts of defendant.

ASIA INV. CO. V. BOROWSKI, 133 Cal. App. 3d 832, 840-41, 184 Cal. Rptr. 317, 323 (1982).

     For the purpose of this analysis, the Court will assume that the jury could have concluded that all of these elements were shown. That all of the elements of the tort were shown does not end the inquiry, however, because Honeywell cannot be liable for interference with Litton's prospective economic advantage if it has established the affirmative defense of the privilege of free competition. The California Supreme Court has said:

     Perhaps the most significant privilege or justification for interference with a prospective business advantage is free competition. Ours is a competitive economy in which business entities vie for economic advantage. In a sense, all vendees are potential buyers of the products and services of all sellers in a given line, and success goes to him who is able to induce potential customers not to deal with a competitor. Thus, as Prosser states: 'So long as the plaintiff's contractual relations are merely contemplated or potential, it is considered to be in the interest of the



____________________

which asked the jury to decide whether Honeywell had interfered with Litton's relationship between Boeing, McDonnell Douglas and Airbus and thus agreed that the claim was in the case. Therefore, the Court will assess the jury's conclusion on the merits.

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

     public that any competitor should be free to divert them to himself by all fair and reasonable means (Prosser, Torts (4th ed. 1971) p. 954).

BUCKALOO V. JOHNSON, 14 Cal.3d 815, 828, 122 Cal.  Rptr. 745, 752 (1975).

     A competitor does not interfere with his competitors prospective advantage if (1) the relation concerns a matter involved in the competition between the actor and the other; (2) the actor does not employ wrongful means and his action does not create or continue an unlawful restraint of trade; and (3) his purpose is at least in part to advance his interest in competing with the other. A-MARK COIN CO. V. GENERAL MILLS, INC., 148 Cal. App. 3d 312, 323, 195 Cal. Rptr. 859, 867 (1983)

          Thus, in the absence of prohibition by statute, illegitimate means, or some other unlawful element, a defendant seeking to increase his own business may cut rates or prices, allow discounts or rebates, enter into secret negotiations behind the plaintiff's back, refuse to deal with him or threaten to discharge employees who do, or even refuse to deal with third parties unless they cease dealing with the plaintiff, all without incurring liability.

ID.
     It is undisputed that Litton and Honeywell were competitors for the business of Boeing, McDonnell Douglas and Airbus, and that Honeywell's purpose in all of its actions was to advance its own economic interest in that competition. Therefore, the only question is whether Honeywell used wrongful means in obtaining the contracts with Boeing, Airbus, and McDonnell Douglas. As stated, the jury found that Honeywell did use wrongful means in that it willfully infringed Litton's patent. Since the Court has now concluded that the '849

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

reissue is both invalid and unenforceable, and there is no evidence in the record that Honeywell engaged in any other unfair or illegal business practice to gain the business of these aerospace manufacturers, Honeywell cannot be liable on this theory.

     Litton argues that the evidence supports a finding that Honeywell's motives were bad. Illicit motives alone, however, cannot establish the tort unless the defendant ACTUALLY COMMITS an unfair or illegal act. ID. Although there is evidence in the record indicating that certain personnel at Honeywell may have thought that Honeywell was using means which would subject it to a lawsuit, that evidence does not prove that Honeywell ACTUALLY USED means which were wrongful. Without such evidence, Litton cannot prevail.

     Litton also argues that Honeywell committed antitrust violations that establish the wrongful means necessary to defeat Honeywell's competitive privilege. However, the jury was not instructed on antitrust law and the parties did not try any antitrust issues. Litton may not now attempt to rely on an antitrust claim that was not tried as a means of challenging Honeywell's justification defense to the tort. The Court finds that, on the record established at trial, Honeywell's actions with regard to sales to Boeing, Airbus, and McDonnell Douglas are privileged as a matter of law. Accordingly, Honeywell's Motion for JMOL is granted with respect to Litton's claim for intentional interference with prospective economic advantage.

                                      III.

                       HONEYWELL'S MOTION FOR A NEW TRIAL

     Rule 50 of the Federal Rules of Civil Procedure requires that when a district court grants a JMOL motion, "the court shall also rule

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

on the motion for a new trial, if any, by determining if it should be granted if the judgment is thereafter vacated or reversed, and shall specify the grounds for granting or denying the motion for the new trial." Fed. R. Civ. P. 50(c). Since Honeywell made a motion for a new trial, the Court is required to rule conditionally on it.

     To grant Honeywell's motion for a new trial, the Court must find that the jury's verdict is contrary to the clear weight of the evidence, or is based on evidence which is false, or that to grant the motion is necessary to prevent a miscarriage of justice. RICHARDSON V. SUZUKI MOTOR CO., LTD., 868 F.2d 1226, 1245 (Fed. Cir. 1989), CERT. DENIED, 493 U.S. 853 (1989). That the court would simply have reached a different verdict is not a sufficient ground for granting a new trial motion. Likewise, doubts about the correctness of the jury's verdict are not sufficient grounds for a new trial, but rather the trial court must have a firm conviction that the jury has made a mistake. LANDES CONSTR. CO., INC. V. ROYAL BANK OF CANADA, 833 F.2d 1365, 1372 (9th Cir. 1987).
However, in assessing a new trial motion, the Court may weigh the evidence and the credibility of witnesses and may grant the motion even if the verdict is supported by substantial evidence if to do so would prevent a miscarriage of justice. ROY V. VOLKSWAGEN OF AMERICA, INC., 896 F.2d 1174, 1176 (9th Cir.
1990), CERT. DENIED, 500 U.S. 928 (1991). Moreover, in assessing a new trial motion, the Court need not view the evidence in a light most favorable to the non-moving party. LANDES CONSTR., 833 F.2d at 1371. A new trial may also be granted when in its judgment, the trial court finds that the amount of compensation awarded is excessive. HANSON V. SHELL OIL CO., 541 F.2d 1352, 1359 (9th Cir. 1976), CERT. DENIED, 429 U.S. 1074 (1977).

    The Ninth Circuit has pointed out that while the court's power to grant a new trial, even though substantial evidence exists to support the verdict, is clear, the discretion it should use in exercising that power is not. LANDES CONSTR., 833 F.2d at 1371. The Ninth Circuit offers the following advice:

     It may be doubted whether there is any verbal formula that will be of much use to trial courts in passing on motions [for a new trial on grounds that the verdict is against the clear weight of the evidence]. Necessarily all such formulations are couched in broad and general terms that furnish no unerring litmus for a particular case. On the one hand, the trial judge does not sit to approve miscarriages of justice. His power to set aside the verdict is supported by clear precedent at common law and, far from being a denigration or usurpation of jury trial, has long been regarded as an integral part of trial by jury as we know it. On the other hand, a decent respect for the collective wisdom of the jury, and for the function entrusted to it in our system, certainly suggests that in most cases the judge should accept the findings of the jury, regardless of his own doubts in the matter. Probably all that the judge can do is balance these conflicting principles in light of the facts of the particular case. If, having given full respect to the jury's findings, the judge on the entire evidence is left with the definite and firm conviction that a mistake has been committed, it is to be expected that he will grant a new trial.

LANDES CONSTR., 833 F.2d at 1371-72, QUOTING, 11 C. Wright & A. Miller, FEDERAL PRACTICE AND PROCEDURE Section 2806 at 48-49 (1973).

     Honeywell asserts that a new trial is necessary because the jury's damages award was excessive and contrary to the clear weight of the evidence. Litton's damages theory was based on a lost profits model. Upon a finding of infringement of a valid patent, the patent laws require that a court shall award damages adequate to compensate the patentee for infringement, but in no event less than a reasonable royalty. 35 U.S.C. Section 284.

     In determining patent damages, the profits lost by the patent owner in a two-supplier market is a proper ground for granting relief.

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LAM, INC. V. JOHNS-MANVILLE CORP., 718 F.2d 1056, 1065 (Fed.  Cir. 1983).
However, to be entitled to damages beyond a reasonable or established royalty, a claimant must prove his actual damages, that is, his entitlement to lost profits. WATER TECHNOLOGIES CORP. V. CALCO, LTD., 850 F.2d 660, 671 (Fed. Cir.
1988), CERT. DENIED, 488 U.S. 968 (1988). The patent owner must establish a factual basis for causation -- that but for the infringer's improper acts, he would have made greater sales, charged higher prices, or incurred lower expenses. ID. While damages are to be proved, not presumed, a patent owner need not demonstrate causation with certainty but need only demonstrate a reasonable probability that it would have made some or all of the sales. ID.

     To recover, as an element of patent damages, the profits that the patent owner would have made absent infringement, the patent owner must prove (1) demand for the patented product; (2) absence of noninfringing substitutes; (3) its manufacturing and marketing ability to exploit the demand; and (4) the amount of profit it would have made. KAUFMAN CO., INC. V. LANTECH, INC., 926 F.2d 1136, 1140-41 (Fed. Cir. 1991); PANDUIT CORN. V. STAHLIN BROS. FIBRE WORKS, 575 F.2d 1152, 1156 (6th Cir. 1978). Part two of the PANDUIT test embodies the idea that lost profits for all sales made by an infringer are easier to obtain where there are only two suppliers in the market, the infringer and the patent owner. WATER TECHNOLOGIES, 850 F.2d at 672.

     In light of Federal Circuit precedent, the Court finds that Honeywell's motion for a new trial must be granted based on the jury's damages award because the weight of the evidence establishes that Litton has failed to meet its burden on any of the four PANDUIT

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factors.  The clear weight of the evidence shows that non-infringing substitutes were available throughout the relevant period and that Litton could not have supported the demands of the entire market. Likewise, the amount of the damages is not supported by the weight of the evidence.

    Litton's damages case is based on a study by Litton's economic expert Almarin Phillips ("Phillips"), together with the same five or six documents that Litton used to persuade the jury of its infringement claim, its nonobviousness claim, and its state law claims.(48) The documents are only marginally relevant to the question
____________________

    48    Those documents are (1) a service letter sent out by Boeing recording three instances in which Honeywell inertial reference units failed while in use on Boeing aircraft (Exhibit 98); (2) an FAA airworthiness directive that restricted the use of certain Boeing 737-300 aircraft equipped with Honeywell inertial reference units (Exhibit 1084); (3) a Honeywell letter to Boeing that states that Honeywell had a mirror problem in 1984, which it had corrected by 1989 by means of a "high-level mirror life improvement program" (Exhibit 96);
(4) a Honeywell document that describes Honeywell's early mirror pull program (Exhibit 101); (5) an awards nomination letter in which a Honeywell scientist stated that Louderback and Litton were responsible for the development of ion beam mirrors (Exhibit 33); and (6) excerpts from the diary of Honeywell engineer Richard Rostal that show that Honeywell was aware that Litton might sue at the time it was negotiating to buy mirrors from Louderback, (Exhibit 43 at 3608480). The Boeing service letter, which was issued in 1989, after Honeywell's adoption of ion beam mirrors, describes a problem with DETECTION OF FAILURES rather than failures themselves, and seems unrelated to mirror performance. The FAA airworthiness directive is likewise directed to problems that were not mirror related. Neither document discusses more than a few failures and therefore neither is particularly probative of the overall reliability of Honeywell's system. The Honeywell letter to Boeing supports the uncontroverted fact that ion beam mirrors increase reliability, but does not refute the evidence that even with electron beam mirrors, Honeywell's inertial guidance system was more reliable than Litton's. The evidence relating to Honeywell's early pull program does call Honeywell's reliability data into some question, but Honeywell has shown that even taking the early pull program into account, its electron beam reliability was higher than Litton's ion beam reliability. The awards letter is simply not probative of the patentability of the Wei/Louderback process. It is nothing more than unauthenticated opinion testimony and must be disregarded to the extent that Litton used it for that purpose. The excerpts from the

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of whether Litton is entitled to lost profits, while the study is pure fantasy.

     Phillips' study assumes that had Honeywell not begun using ion-beam deposited mirrors, (1) Boeing would not have granted Honeywell the November 14, 1985 contract that made Honeywell's inertial navigation systems standard on Boeing aircraft but would instead have given the contract to Litton; (2) Litton would have been able to ramp up to meet the demand of the Boeing contract; (3) the increased volume achieved by Litton would have allowed Litton to overcome the substantial reliability problems of its own systems; and (4) because of the increased reliability achieved by the volume of production facilitated by the Boeing contract, Litton would have forced Honeywell out of the inertial navigation market. The sum of those assumptions is what Phillips refers to as the "but for" world.

     The fundamental assumption underlying Litton's damage study is that an inertial navigation system that employed electron-beam mirrors in its ring laser gyroscopes would have been, at the time Honeywell was granted the 1985 Boeing contract, unacceptably unreliable. The evidence presented at trial belies that assumption. It is virtually uncontroverted that prior to Honeywell's use of ion beam deposited mirrors, Honeywell's system substantially outperformed Litton's ion beam system.(49) Both Phillips and Litton's damages witnesses admitted
____________________

Rostal diaries, although probative of willfulness, are not probative of patentability, obviousness, or damages.

    49    Litton has made the argument that because Honeywell had an early removal system, its reliability data was not accurate. Both Litton and Honeywell measure reliability in terms of "mean time between failure" ("MTBF") and "mean time between removal" ("MTBR"). MTBF measures the amount of time, in flight hours, the system is on the aircraft before it fails. MTBR measures the amount of time the system is on the aircraft before it is removed for service. Because

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that in the mid-1980s, Honeywell's performance exceeded Litton's.  For example,
Phillips said:

     Sir, I am not contesting that in the 1982, '83, '84, '85, '86, '87, period that the measured performance of Honeywell's gyros was above the measured performance of Litton's gyros through those years. That is no contest. It was. . . . In the actual world I concede that [Honeywell's electron beam performance was better than Litton's ion beam performance through 1987].

(Transcript at 8061: 8-16). Likewise, Marshall Mahler, the president of Litton's Aero Product's Division, testified that in 1985, Honeywell's reliability was better than Litton's. (Transcript at 3560: 18-25). Moreover, the Litton documents that compare the performance of the Litton and Honeywell systems uniformly show that Honeywell's system outperformed Litton's.

     Litton's position was that its reliability would have improved when it achieved the Boeing contract because it would have been able to increase production significantly. That argument fails because each proposition relies upon proof of the other. Litton cannot show that it would have obtained the 1985 Boeing contract without showing that its reliability was better than Honeywell's. Likewise Litton cannot show that its reliability would have been better than Honeywell's, without showing that it would have achieved the 1985 Boeing contract.



____________________

some removals do not reveal that the device has failed, the MTBR figure is always lower than the MTBF figure. Litton showed that there were some early removals by Honeywell. Then Litton argued that Honeywell's early replacement program unfairly raised its MTBF figure by removing still viable gyroscopes prior to failure, thereby creating a situation in which the numbers show that Honeywell's gyroscope never failed. This ARGUMENT, which is all it amounted to because it was never made more specific, is insufficient to counter the actual evidence in the case.

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     Litton acknowledges that its own internal documents described Honeywell's performance up until 1984 as "spectacular," but argued that Honeywell's mirror problem would, absent infringement, have caused a dramatic crash in reliability by the end of 1985. The argument proceeds that Boeing would then, of necessity, have granted the 1985 contract to Litton, not Honeywell. Whatever the Honeywell internal documents say about its reliability problems, these documents do not compare Honeywell's performance with that of Litton, nor do they contain actual reliability data sufficient to warrant the conclusion urged by Litton.

     Because the record shows that the Litton system employing ion beam mirrors was not as reliable as the Honeywell system employing electron beam mirrors, the assumption that Litton would have been granted the 1985 Boeing contract is mere speculation. Boeing was not buying mirrors, but was rather buying a complete inertial navigation system. Both the inertial navigation system produced by Litton and that produced by Honeywell were highly complex and contained many elements other than mirrors, which could affect the system's reliability.(50) Although Boeing was concerned about reliability, that concern was about the reliability of the system as a whole, not simply mirror reliability. Honeywell would have won the 1985 contract even without ion beam mirrors.(51)
____________________

     50   For example, in 1986 Litton faced a laser intensity degradation problem that it has called the "DCI problem," which Litton witnesses have testified was not a mirror problem.

     51   Moreover, Litton has not shown that, absent infringement, Litton could have taken Honeywell's business with McDonnell Douglas. The uncontroverted testimony in the record is that McDonnell Douglas bought Honeywell's system because, following Honeywell's purchase of Sperry, Honeywell could offer an entire integrated cockpit. Litton did not offer an integrated cockpit.

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

     That Honeywell's electron beam systems were chosen over Litton's prior to Honeywell's adoption of ion beam mirrors supports that conclusion. Honeywell won the contract to supply the inertial navigation system for the Boeing 767 and 757 in 1978 in competition against Litton's bid based on a mechanical gyroscope system. Then, in 1982, Boeing chose Honeywell's system employing electron beam mirrors over Litton's system for the 737-300. Litton chose not to bid on the Boeing 777 contract. Likewise Honeywell's systems employing electron beam mirrors prevailed over Litton's systems employing ion beam mirrors for the Airbus A-320, the Gulf Stream GIV and the Canadair Challenger. The evidence is overwhelming that, although ion beam mirrors do appear to provide a reliability advantage, Honeywell's systems were more reliable overall than Litton's systems.

     Another fundamental flaw in Litton's damages study is that it is based on the assumption that Honeywell could not use ion beam sources to manufacture mirrors in 1985. Rather, because the '958 patent was invalid and the claims of the '849 reissue are materially different than those of the '958 patent, the Court has previously ruled that under the doctrine of intervening rights, Honeywell was free to use the claimed process until the date of reissue in 1989. Honeywell's freedom to use the patented process until 1989 renders completely groundless the assumption that Litton would necessarily have been awarded the 1985 Boeing contract.

     Even if the Court were to overlook the other flaws in Litton's damages analysis, Litton's analysis cannot pass the PANDUIT test. The first PANDUIT factor is demand for the patented product. As to this factor, there is a total absence of evidence that any airframe manufacturer ever had any desire to purchase an inertial navigation

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system that used ring laser gyroscopes EQUIPPED WITH ION BEAM MIRRORS.  There is, however, substantial evidence of demand for a more reliable inertial navigation system. Witnesses from Boeing testified that they would choose a more reliable system over a less expensive system, but, again, the reliability of the mirrors is but one element in the reliability of the system. The overwhelming weight of the evidence is that Honeywell had the more reliable of the two systems.

     Likewise, Litton has failed to show the absence of noninfringing alternatives. The success of Honeywell's system using electron beam mirrors over Litton's system using ion beam mirrors proves that it is a non-infringing alternative. Litton, however, argues that Honeywell's adoption of ion beam mirrors shows conclusively that electron beam mirrors were not a non-infringing alternative. However, that Honeywell chose to use ion beam mirrors does not prove that electron beam mirrors are not an alternative because, as stated, mirrors are not the product that was sold but rather are merely a component of the system which was the product. A patentee can recover damages based on the value of an entire apparatus containing several features where the patent-related feature is the basis for customer demand. STATE INDUS., INC. V. MOR-FLO INDUS., INC., 893 F.2d 1573, 1580 (Fed. Cir. 1989), CERT. DENIED, 493 U.S. 1022
(1990). Here, however, there is virtually no evidence that the patent-related feature was the basis of customer demand.

     Most telling, however, is that the substantial weight of the evidence supports the conclusion that Litton would have been unable to meet the market demand even if it had achieved the market domination it forecasts in its damage study. Throughout the 1980s Litton could not keep up with demand even for its limited portion of the market.

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In the mid to late 1980s, Litton was forced to abandon its efforts to compete in the corporate jet market because it could not produce enough systems to satisfy that market and maintain its commitment to Airbus. Litton was even unable to produce enough gyroscopes in 1977 to perform a planned retrofit designed to remedy Litton's "DCI problem." Moreover, a Litton internal document reveals that in fiscal year 1987 Litton lost $3,854,000 in sales because of a shortage of gyroscopes and projected that it would lose an additional $14,333,000 in fiscal 1988 because of continued shortage. (Exhibit 6512). Likewise, in May of 1986 Litton was unable to keep up with the demand for gyroscopes to replace field failures. The shortage continued through at least August of 1986. (Exhibit
6410).

     The Court cannot accept the proposition that while Litton could not keep up its production to the extent necessary to maintain its limited share of the market, Litton could have "ramped up" production to ten times that level if Honeywell had not infringed. The involved argument that Litton would have solved its production problems by maintaining responsibility for the systems in its Guidance and Control Division in Woodland Hills, California, rather than giving production responsibility to its Aero Products Division in Canada as it actually did again invites the trier of fact to engage in a combination of hindsight and speculation.(52) Whether Litton would have or could have changed the whole organization of the company if Honeywell had not used mirrors manufactured from ion beam sources is merely a matter of

____________________

     52   Litton's Guidance and Control Division is largely responsible for
Litton's military navigation products while the Aero Products Division is responsible for Litton's commercial navigation products. According to Litton, the engineers with the ability to solve technical problems were at the Guidance and Control Division.

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

conjecture. Moreover, even if Litton had made such a change, one can only speculate as to the effect that change would have had on Litton's other production problems.

     There is no evidentiary support for either the $1.9 billion that Litton requested or the $1.2 billion that the jury awarded. Although the substantial weight of the evidence might support a damages figure closer to one of those suggested by Honeywell's experts, a remittitur will not cure what happened here. Because it would be a substantial miscarriage of justice to allow the jury's $1.2 billion award to stand, Honeywell's motion for a new trial is granted on the issue of damages.

     Honeywell also moves for a new trial on the ground that the Court improperly admitted certain exhibits, and on the further ground that Litton's counsel engaged in misconduct that was prejudicial to Honeywell. Honeywell's motion for a new trial is denied on those grounds.

                                       IV.

                                   CONCLUSION

     The Court finds that the '849 reissue is unenforceable on the ground that it was procured by inequitable conduct. Additionally, although the Court believes that jury verdicts should be upheld if consistent with a reasonable interpretation of the evidence, Honeywell's renewed motion for JMOL is granted because, viewing the evidence in the light most favorable to Litton, and drawing all inferences from the evidence in that light as well, the '849 reissue is invalid as obvious under 35 U.S.C. Section 103. Likewise, Honeywell's renewed motion for JMOL is granted with respect to Litton's state law claims for interference with contract and interference with

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prospective economic advantage.  All of the other grounds urged by Honeywell in its motion for a JMOL are denied. In the alternative, the Court grants Honeywell's motion for a new trial on the issue of damages on the ground that the jury's award is inconsistent with the clear weight of the evidence, and to permit it to stand(53) would constitute a miscarriage of justice.

DATED:  January 4, 1995

                                        /S/  Mariana R. Pfaelzer
                                        -------------------------------------
                                                  Mariana R. Pfaelzer
                                             United States District Judge



____________________

     53   The Court notes Litton's frequent references in its papers to colloquy between the Court and Mr. Lorig in which the Court indicated that it might be inclined to permit a jury verdict to stand. There is bound to be extended colloquy between the court and counsel in a long and complex trial. However, colloquy cannot create an estoppel to hear further argument.


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